ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 23, 2017 (the “Effective Date”), by and between Marley Beverage Company, LLC, a Michigan limited liability company (“MBC” or “Seller”), and New Age Beverages Corporation, a Washington corporation (“NBEV” or “Buyer”), (Buyer together with Seller constitute the “Parties” and each individually a “Party”).

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, certain assets of Seller, used in connection with Seller’s business on the terms and conditions contained herein.

WHEREAS, in connection with such sale, the Buyer will assume certain obligations and liabilities of Seller subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

SECTION 1.1 Sale and Purchase of Purchased Assets.

(a) Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest in and to all of Seller’s Assets, other than the Excluded Assets, to the extent used in, related to, or necessary for, the operation of the Business as conducted immediately prior to the Closing, (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of the following Assets of Seller existing on the Closing Date:

(i) all (A) Contracts set forth on the attached Schedule 1.1(a)(i) and (B) other Contracts entered into by Seller prior to the date of this Agreement to the extent that Buyer notifies Seller in writing not less than five (5) Business Days prior to the Effective Date that such other Contracts shall be Purchased Assets (collectively, the “Assumed Contracts”);

(ii) all inventory (including raw materials, supplies, containers, labels, packing and shipping materials, work in process and finished goods) (collectively, the “Inventory”);

(iii) all systems, tools, equipment, content management systems, databases and other Tangible Personal Property, other than those items set forth on Schedule 1.2(x);

(iv) all of Seller’s IP and Seller’s rights in Seller’s Licensed IP, including, to the extent permitted under the License Agreement, the right to use all names licensed to Seller under the License Agreement;

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(v) copies of all books and records including, but not limited to, books of account, financial and accounting records (including all records related to accounts receivable, general ledgers, purchasing, billing and payment), Tax Returns and Tax records, correspondence with Governmental Authorities, sales, marketing, promotional and advertising materials and records, strategic plans, files relating to Seller’s IP and all other documentation, forms, records (including support records and audit records), procedures, policy documents, manuals, customer materials, system specifications, scripts, logs, databases and other materials of any kind, whether in print or electronic form, but excluding the books and records related exclusively to the Excluded Assets and the Excluded Liabilities;

(vi) all customer lists, user lists, goodwill and other intangible Assets;

(vii) all cash, cash equivalents and marketable securities, security deposits, refunds, deposits and prepaid expenses of the Seller and all vendor rebate accounts and prospective rebates, whether soft dollar or hard dollar (other than those constituting Excluded Assets);

(viii) all accounts receivable; and

(ix) all prepaid expenses.

SECTION 1.2 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following Assets of Seller existing on the Closing Date (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(i) all minute books, seals, equity record books and equity transfer records of Seller and the books and records of Seller;

(ii) all Contracts set forth on the attached Schedule 1.2(ii) (the “Excluded Contracts”);

(iii) all personnel records and other records that Seller is required by Legal Requirement to retain in its possession;

(iv) all rights and interests under or in connection with, and any assets of, any of the Employee Plans maintained by Seller solely for the benefit of its employees and any related trusts or funding vehicles;

(v) all rights of Seller under this Agreement and the other Transaction Documents, including with respect to the NBEV Shares and the Earnout Amount;

(vi) all rights, claims, and causes of action against third parties existing as of the Closing;

(vii) all Tax refunds relating to Seller’s operations prior to the Closing;

(viii) all rebates, credits, refunds or other reimbursements earned or due on account of Seller’s operations prior to the Closing;

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(ix) all rights and claims under or with respect to Seller’s insurance policies; and

(x) those items set forth on the attached Schedule 1.2(x);

SECTION 1.3 Liabilities Assumed by Buyer. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer will effective as of the Closing, assume and agree to duly and timely pay, perform and discharge the following liabilities (collectively, the “Assumed Liabilities”):

(i) the accounts payable of the Seller;

(ii) accrued liabilities of the Seller;

(iii) obligations of the Seller with respect to any Purchased Asset, including any Contracts and Assumed Contracts;

(iv) all liabilities owing by the Seller to any employees which arose or were incurred by the Seller with respect to the terms of such employment on or prior to the Closing or which became payable on account of the termination of such employees in connection with this transaction, including without limitation, any Taxes or paid-time-off relating to time periods before the Closing; and

(v) all categories of liabilities set forth on the Balance Sheet other than Excluded Liabilities; and

(vi) all liabilities set forth on the Interim Balance Sheet and other liabilities of Seller incurred thereafter in the ordinary course of business, other than Excluded Liabilities.

SECTION 1.4 Excluded Liabilities. Notwithstanding any provision of the Transaction Documents to the contrary, the Buyer will not accept, acquire, assume or become liable to pay, perform or discharge, and the Assumed Liabilities will not include, the following liabilities (the “Excluded Liabilities”):

(i) all Liabilities for Taxes of Seller, other than as set forth in Section 1.3(iv) above;

(ii) all Liabilities of Seller under Environmental Laws;

(iii) all Liabilities of Seller and the ERISA Affiliates arising under, or with respect to, the Employee Plans;

(iv) all Liabilities with respect to any current or former employee, director, member, manager, stockholder, partner, agent or independent contractor of Seller, other than as set forth in Section 1.3(iv) above;

(v) all Liabilities arising out of, or relating to, any conduct or alleged conduct of any employee or independent contractor of Seller;

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(vi) all Liabilities arising out of, or relating to, any Proceeding pending as of the Closing Date or any Proceeding commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of Seller or any event, circumstance, condition, breach or default occurring on or prior to the Closing Date (other than those relating to any Purchased Assets);

(vii) all Liabilities arising out of, or resulting from, Seller’s compliance or noncompliance with any Legal Requirement or Order occurring on or prior to the Closing Date;

(viii) all Liabilities of Seller to Seller’s stockholders or any Affiliate of any of Seller’s stockholders, originating prior to Closing, or originating prior to or after Closing due to any acts or omissions of Seller;

(ix) all Liabilities relating to, or resulting from, Seller’s IP to the extent arising on or prior to the Closing Date; and

(x) all Liabilities based upon Seller’s acts or omissions occurring after the Closing Date (other than those relating to the Buyer’s ownership of the Purchased Assets).

SECTION 1.5 Contracts. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract if such assignment or transfer, or an attempt to make such an assignment or transfer, without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder. To the extent that prior to the Closing Seller has not obtained any Consent required to assign or transfer any Assumed Contract to Buyer, Seller shall use commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, Seller shall cooperate and shall cause its representatives to cooperate with Buyer in any arrangement designed to provide Buyer with the interests, rights and benefits of Seller under such Assumed Contract at Buyer’s sole cost and expense. Nothing in this paragraph shall be deemed to constitute an agreement to exclude from the Purchased Assets any Assets set forth above in Section 1.1; provided, however, that Buyer shall be responsible for, and shall promptly pay, (x) all costs and expenses of Seller to establish, implement, monitor, maintain, execute on, or carry into effect any such arrangement (including any costs and expenses incurred in connection with enforcing rights under any such Contract), which Seller shall not incur without Buyer’s prior written consent, and (y) all payment and other obligations under such Contract (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Contract had been assigned or transferred at Closing. The obligation of Seller to cooperate with Buyer set forth in this Section 1.5 shall not require Seller to incur any expenses, liabilities or obligations or to provide any financial accommodation or to remain secondarily or contingently liable for any liabilities or obligations under any applicable Contract.

ARTICLE II.

SALE CONSIDERATION

SECTION 2.1 Consideration; Payment. In consideration of the sale to Buyer of the Purchased Assets, and for each other right acquired by Buyer under this Agreement, Buyer shall:

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(a) at the Closing, issue to Seller, or its designees set forth on a notice delivered before Closing, Two Million Eight Hundred Fifty Thousand (2,850,000) shares (subject to adjustment as provided below) of Buyer’s common stock, $0.001 par value per share (the “NBEV Shares”);

(b) at the Closing, deliver the Cash Amount in immediately available funds to an account designated by Seller, which Seller will use to pay the broker fee it will owe to LPE Securities, LLC if the transactions contemplated by this Agreement close;

(c) pay the Earnout Amount (as defined in Section 2.2(a)) to Seller or its designees if and to the extent payable under Section 2.2(a); and

(d) assume the Assumed Liabilities.

If Buyer effects a stock split, reverse split or similar transaction before the Closing, the number of NBEV Shares to be issued to Seller or its designees shall be adjusted accordingly.

SECTION 2.2 Earnout Amount.

(a) If the Gross Revenues of the Business (as defined below) during any trailing twelve calendar month period after the Closing are equal to or greater than $15,000,000 (the “Earnout Condition”), Buyer will pay Seller or its designees $1,250,000 (the “Earnout Amount”). The Earnout Amount will be paid as follows:

(i) Buyer will pay $625,000 of the Earnout Amount not later than the 15th day (the “First Payment Date”) after the end of the first trailing twelve calendar month period in which the Earnout Condition is satisfied;

(ii) Buyer will pay $312,500 of the Earnout Amount not later than the first anniversary of the First Payment Date; and

(iii) Buyer will pay the remaining $312,500 of the Earnout Amount not later than the second anniversary of the First Payment Date.

The payment of each portion of the Earnout Amount shall be made by wire transfer of immediately available funds to Seller or its designees.

(b) “Gross Revenues of the Business” means the gross revenues of the Business acquired by Buyer under this Agreement, including gross revenues from (i) products developed or sold by Seller as of the Closing, (ii) other Marley-branded products that may be developed or sold by Buyer after the Closing under the License Agreement, and (iii) any other products developed or sold by Buyer after the Closing that are related to or an extension of the products described in the preceding clauses (i) and (ii). Gross Revenues of the Business shall be determined in accordance with GAAP.

(c) From the Closing until the date the entire Earnout Amount has been paid, Buyer will in devote commercially reasonable marketing and sales resources to the Business and will not accelerate or delay any purchase orders or sales relating to the Business other than in the ordinary course of business consistent with Seller’s past practices.

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(d) From the Closing until the date the entire Earnout Amount has been paid, Buyer will operate and account for the Business and report the Gross Revenues of the Business as a subsidiary or division separate from its other subsidiaries, divisions and lines of business.

(e) Not later than 15 days after each calendar month from the Closing until the date the entire Earnout Amount has been paid, Buyer shall prepare and deliver to Seller or its designee a statement setting forth its calculation of the Gross Revenues of the Business for such calendar month and for the trailing twelve calendar months (each, a “Gross Revenue Statement”). Each Gross Revenue Statement shall contain sufficient detail to permit Seller to adequately understand and evaluate the Gross Revenues of the Business for the periods included in the Gross Revenue Statement.

(f) After receipt of any Gross Revenue Statement, Seller shall have a thirty (30) day period (the “Review Period”) to review such Gross Revenue Statement. During the Review Period, Seller and its representatives shall have reasonable access to the relevant books and records of Buyer relating to the Business (and with the consent of Buyer, which consent shall not be unreasonably withheld or delayed, to the personnel of, and work papers prepared by, Buyer) as Seller may reasonably request for the purpose of confirming the Gross Revenues of the Business set forth in the Gross Revenue Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer. Seller agrees that it and its representatives will hold in confidence any and all financial information disclosed by the Buyer under this Section 2.2(f) and Seller and its representatives will not disclose any such financial information to parties other than the representatives of Seller, except to the extent otherwise required by applicable law or any applicable Order.

(g) On or prior to the last day of each Review Period, Seller may object to the Gross Revenue Statement by delivering to Buyer a written statement (a “Statement of Objections”) setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith. If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the applicable Gross Revenue Statement and the Gross Revenues of the Business reflected in such statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within a thirty (30) day period (a “Resolution Period”) after the delivery of the Statement of Objections, and, if the same are so resolved within the Resolution Period, the Gross Revenue Statement and the Gross Revenues of the Business reflected in such statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(h) If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) and any amounts not so disputed, (the “Undisputed Amounts”) shall be submitted for resolution to an independent accounting firm mutually agreeable to Buyer and Seller (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Gross Revenue Statement. Buyer and Seller shall provide such additional information to the Independent Accountant as it or the other party may reasonably request. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Gross Revenue Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount of Gross Revenues of the Business actually contested but not decided in favor of Seller or Buyer, respectively, bears to the aggregate amount of Gross Revenues of the Business actually contested by Seller and Buyer. The Independent Accountant’s determination shall be final and binding on Seller and Buyer.

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ARTICLE III.

CLOSING; DELIVERIES

SECTION 3.1 Closing. The closing of the transactions (the “Closing”) will take place at the offices of New Age Beverages Corporation, 1700 East 68th Ave, Denver, CO 80229 as soon as practicable following the date as of which all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Parties may mutually agree upon in writing. The date on which the Closing occurs is the “Closing Date”.

SECTION 3.2 Closing Deliveries.

(a) Seller’s Deliveries to Buyer. At the Closing, Seller will duly execute, if applicable, and deliver to Buyer:

(i) evidence that Seller has, at Seller’s expense and without cost or other adverse consequence to Buyer, sent all notices, made all filings and obtained all Consents and Orders required to be sent, made and obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(ii) the Bill of Sale, dated the Closing Date, in the form attached hereto as Exhibit A (the “Bill of Sale”) executed by Seller; the executed counterpart signature page of Seller to the Assignment and Assumption Agreement, dated the Closing Date, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”); and such other bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement, each in form and substance satisfactory to Buyer and Seller, dated the Closing Date and duly executed by Seller;

(iii) the Registration Rights Agreement, duly executed by Seller and any of its designees to whom the NBEV Shares are issued at Closing;

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(iv) a certificate, dated as of the Closing Date and executed by a manager or executive officer of Seller, certifying as to the fulfillment of the conditions set forth in Sections 8.1(b) and (c);

(v) a certificate, dated as of the Closing Date and executed by a manager or secretary of Seller, certifying as to (A) (1) the certificate of formation of the Seller and (2) certificates of good standing of the Seller of the jurisdiction of the Seller’s formation certified not later than ten (10) days prior to the Closing Date by the Secretary of State of such jurisdiction, (B) resolutions of the managers of the Seller authorizing and approving the execution, delivery and performance by the Seller of this Agreement and any other Transaction Documents to which the Seller is a party, and (C) the incumbency and signatures of the managers and officers of the Seller executing this Agreement and any Transaction Documents to which the Seller is a party;

(vi) a form UIA 1027 (Business Transferor’s Notice to Transferee of Unemployment Tax Liability and Rate), duly executed by Seller;

(vii) a noncompetition agreement between Buyer and each of Seller, Gary Shiffman and Alon Kaufman, in the forms attached hereto as Exhibits C-1 and C-2, duly executed by each of Seller, Gary Shiffman and Alon Kaufman;

(viii) a termination of the Management Agreement, duly executed by Seller;

(ix) any other documents as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement.

(b) Buyer’s Deliveries. At the Closing, Buyer will duly execute, if applicable, and deliver to Seller:

(i) The NBEV Shares, issued electronically to an account or accounts in the name of Seller and its designees;

(ii) The Registration Rights Agreement, duly executed by Buyer;

(iii) the executed counterpart signature page of Buyer to the Assignment and Assumption Agreement such other documents and other instruments of assumption as may be reasonably requested by Seller to effect Buyer’s assumption of the Assumed Liabilities, each in form and substance satisfactory to Buyer and Seller, dated the Closing Date and duly executed by Buyer;

(iv) a legal opinion, dated the Closing Date and addressed to Seller and any other parties to whom the NBEV Shares are issued at Closing, executed by counsel to the Buyer in form and substance acceptable to Seller that, among other things, the NBEV Shares have been duly and validly authorized by all necessary corporate action on the part of the Buyer and have been validly issued and fully paid and are nonassessable.

(v) a certificate, dated as of the Closing Date and executed by an executive officer of Seller, certifying as to the fulfillment of the conditions set forth in Sections 8.2(b) and (c);

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(vi) a certificate, dated as of the Closing Date and executed by the secretary of Buyer, certifying as to (A) (1) the certificate of incorporation and bylaws of the Buyer and (2) certificates of good standing of the Buyer of the jurisdiction of the Buyer’s incorporation certified not later than ten (10) days prior to the Closing Date by the Secretary of State of such jurisdiction, (B) resolutions of the board of directors of Buyer authorizing and approving the execution, delivery and performance by the Buyer of this Agreement and any other Transaction Documents to which the Buyer is a party, and (C) the incumbency and signatures of the officers of the buyer executing this Agreement and any Transaction Documents to which the Buyer is a party;

(vii) a termination of the Management Agreement, duly executed by Buyer; and

(viii) such other documents as may be reasonably requested by Seller to effect the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in Disclosure Schedule, the Seller makes the following representations and warranties to Buyer, in each case, based on and subject to Seller’s Knowledge.

SECTION 4.1 Authority, Power and Capacity. Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is or will be a party, to perform its obligations under this Agreement and such other Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Seller is or will be a party have been duly authorized and when executed and delivered by Seller does or will constitute the valid and binding agreement of Seller and is enforceable against Seller in accordance with their respective terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law).

SECTION 4.2 Conflicts; Consents.

(a) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provision of the Organizational Documents of Seller; result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the Purchased Assets, conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which Seller is a party or by which Seller or the Purchased Assets are bound or affected.

(b) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Legal Requirement or Order applicable to Seller or the Purchased Assets. There is no pending or, to Seller’s Knowledge, threatened Proceeding against Seller before any court or Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to affect the right of Buyer to own and control the Purchased Assets or to use those assets in a manner consistent with Seller’s use of the Purchased Assets as of the Effective Date.

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SECTION 4.3 Organization and Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller does not have any subsidiaries. Seller has all requisite power and authority to own or lease and operate its properties and assets. True and correct copies of Seller’s Organizational Documents, including any amendments thereto, have been made available to Buyer.

SECTION 4.4 Properties and Assets of Seller. Seller owns or otherwise has the right to use all of the Purchased Assets. Upon consummation of the transactions, Buyer will acquire good and marketable title to the Purchased Assets (other than Purchased Assets to which Seller does not have title), free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets constitute all of the assets, properties and rights used or held for use by Seller in connection with the Business as conducted as of the Effective Date.

SECTION 4.5 Balance Sheet. Attached hereto as Schedule 4.5 is a true and correct copy of the balance sheet of the Seller as of December 31, 2015 (the “Balance Sheet”). The Balance Sheet (x) is true, complete and correct in all material respects and (y) was prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of Seller. All liabilities of the Seller as of December 31, 2015, required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Balance Sheet.

SECTION 4.6 Compliance with laws; permits. Seller is not now, and has not since December 31, 2014, (a) been in material violation of any provision of any Legal Requirement or Order applicable to Seller or the Purchased Assets, or (b) directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable Legal Requirement. Seller has (i) all permits required to conduct the Business as conducted by Seller as of the Effective Date; and (ii) satisfied all material bonding requirements pertaining to its operations under applicable Legal Requirements. All such permits may be transferred to Buyer in accordance with applicable Legal Requirements without violation of or loss of benefits under such permits, without consent of or notice to any other person, including any Governmental Authority. Seller is not in material violation of, nor is there a basis for the revocation or withdrawal of, any permit. Seller has performed all material obligations expressly set forth in writing in each permit that by their terms are to be performed on or before the Closing Date.

SECTION 4.7 Litigation. There is no Proceeding pending or threatened against or affecting Seller, the Purchased Assets or the Business, or relating to or involving the transactions contemplated by this Agreement, and Seller is not aware of any basis for any of the foregoing. Seller is not in default with respect to any Order known to or served upon Seller.

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SECTION 4.8 Tax Matters. Seller has timely filed all Tax Returns required of Seller under all Legal Requirements to which Seller is subject. Seller has timely paid all Taxes required by Legal Requirements to be paid by Seller, whether or not shown on any Tax Return. All such Tax Returns are accurate and complete in all material respects. No examination or audit of any Tax Return of Seller is in progress. All deficiencies proposed as a result of any examination or audit of any Tax Return filed by Seller have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably would be expected to result in the assertion of a deficiency for any other year not so examined or audited. There are no Encumbrances related to Taxes outstanding against any of the Purchased Assets, other than for Taxes not yet due and payable.

SECTION 4.9 Licenses, Permits, Orders and Authorizations. No licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances and other permits of, to, from or with, any Governmental Authority are required under applicable Legal Requirements to permit Seller to own, operate, use and maintain its Assets in the manner in they are operated and maintained and to conduct the Business, in each case as of the Effective Date.

SECTION 4.10 Absence of Certain Changes or Events. Seller has conducted its business only in the ordinary course of business and since December 31, 2015 there has not been any material loss, damage or destruction to, or any material interruption in the use of any of the Purchased Assets.

SECTION 4.11 Affiliated Transactions. No Affiliate of Seller is a party to any Assumed Contract or has a direct or indirect financial interest in any Assumed Contract.

SECTION 4.12 Contracts. With respect to each Assumed Contract: (i) such Assumed Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and, subject to obtaining any required Consent, will continue to be legal, valid, binding, enforceable by Buyer and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) such Assumed Contract is assignable without any Consent of any Person; (iii) Seller and the other parties to such Assumed Contract are not in material breach or default and no event has occurred which with the passage of time or giving of notice would constitute a material breach or default, or permit termination, modification, or acceleration, under such Assumed Contract; and (iv) no party has repudiated or waived any provision of such Assumed Contract in writing.

SECTION 4.13 Employee Benefits Plans; ERISA. Neither Seller nor any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, or has any Liability with respect to, any Employee Plan. Seller does not have any Liability with respect to any Person under Title IV of ERISA. Neither Seller nor any ERISA Affiliate maintains, contributes to, or has any Liability for any Employee Plan or any medical, health, life or other welfare benefits for present or future terminated employees or retirees.

SECTION 4.14 Environmental Matters. The operations of Seller are, and have been, in material compliance with all Environmental Laws.

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SECTION 4.15 Insurance. Seller has paid or caused to be paid all of the premiums of all insurance policies (including policies providing property, casualty, liability, errors and omissions and worker’s compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage insurance policy, and has at all times operated the Business in a manner so as to conform to the applicable provisions of such insurance policy. Seller has never made any claim under any insurance policy.

SECTION 4.16 Employees. Seller is and has been in material compliance with all Legal Requirements related to employment and employment practices, terms and conditions of employment and wages and hours, fair employment, safety, worker compensation, unemployment and social security and with all Contracts relating to the employment of the employees of Seller. Each of the employees of Seller is properly classified with respect to employment status for all purposes including, without limitation, employment, labor and Tax purposes. No current or former independent contractor of Seller could be deemed to be a misclassified employee.

SECTION 4.17 Brokers’ Fees. Other than Green Circle Capital Partners LLC, LPE Securities, LLC, and their respective Affiliates, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement based on arrangements made by Seller or any of its Affiliates.

SECTION 4.18 Intellectual Property.

(a) Seller exclusively owns all right, title and interest in and to the Seller’s IP, free and clear of any Encumbrance. Seller is not bound by, and no Seller’s IP is subject to, any contract, agreement or understanding containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert or enforce any Seller’s IP anywhere in the world. All documents and instruments necessary to perfect the rights of Seller in the Seller’s IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(b) Each license by which Seller has obtained rights in the Seller’s Licensed IP represents the complete agreement and understanding between the Seller and the other respective party or parties thereto relating to the Seller’s Licensed IP that is the subject of such agreement, or Seller has provided Purchaser with access to all agreements and understandings pertaining to the same.

(c) No member, manager, officer or employee of Seller is (i) bound by or otherwise subject to any contract, agreement or understanding restricting him or her from performing his or her duties for Seller or (ii) in material breach of any contract, agreement or understanding with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as a member, manager, officer or employee of Seller.

(d) Seller has taken all reasonable steps to maintain the confidentiality of all of its trade secrets and otherwise maintain its rights in Seller’s IP.

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(e) Since Seller’s inception, Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(f) Each item of Seller’s IP that has been registered with the U.S Patent and Trademark Office or the U.S. Copyright Office is and at all times has been in material compliance with all Legal Requirements and all filings, payments, and all other actions required to be made or taken to maintain such item of Seller’s IP in full force and effect, including any and all priority rights and foreign filing rights, have been made by the applicable deadline. No application for a patent or a copyright, mask work or trademark registration or any other type of Seller’s IP filed by or on behalf of Seller has been abandoned, allowed to lapse or rejected.

(g) No interference, opposition, reissue, reexamination or other Proceeding is or since the date of Seller’s inception has been pending or, threatened, in which the scope, validity or enforceability of any Seller’s IP is being, has been, or would reasonably be expected to be contested or challenged. There is no basis for a claim that any Seller’s IP is invalid or unenforceable as a result of patent or copyright misuse or on any other grounds.

(h) No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller’s IP. Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any right of any other Person. Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any intellectual property rights of another Person. Except pursuant to the licenses under which Seller has acquired rights in Seller’s Licensed IP, Seller is not bound by any contract, agreement or understanding to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim. No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or has been threatened.

(i) No software governed by a license commonly referred to as an open source, free software, copyleft or community source code license, including the GNU General Public License or GNU Lesser General Public License is used in, incorporated into or integrated or bundled with any Seller’s IP in a manner that obligates Seller to distribute or disclose the source code developed by Seller on a royalty free basis.

(j) No government funding, facility of a university, college, other educational institution or research center or funding from third parties was used in the development of any Seller’s IP, and, no officer, employee or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any Seller’s IP, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for Seller.

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SECTION 4.19 Accredited Investor. Except as disclosed by Seller to Buyer before Closing, Seller and each of its designees to whom the NBEV Shares will be issued at Closing (i) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and (ii) is acquiring the NBEV Shares to be issued at Closing without a view to, or for sale in connection with, a public distribution in violation of the federal securities laws; provided however, that Seller and each such other Person to whom NBEV Shares are issued reserves the right to resell or otherwise dispose of all or any of such NBEV Shares pursuant to a registration statement or exemption under the Securities Act and any state law or regulations. Seller acknowledges that the NBEV Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or any state securities laws, and may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Securities Act, or until the holder thereof provides evidence satisfactory to Buyer (which, in the discretion of Buyer, may include an opinion of counsel acceptable to Buyer) that such registration is not required and that the proposed transfer may be made without violation of the Securities Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller.

SECTION 5.1 Authority, Power and Capacity. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party, to perform its obligations under this Agreement and such other Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Buyer is or will be a party have been duly authorized and when executed and delivered by Buyer does or will constitute the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with their respective terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law).

SECTION 5.2 Conflicts; Consents.

(a) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provision of the Organizational Documents of Buyer; result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any material asset of Buyer, conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which Buyer is a party or by which Buyer or its assets are bound or affected.

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(b) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Legal Requirement or Order applicable to Buyer or its business or assets. There is no pending or, to Buyer’s knowledge, threatened Proceeding against Buyer before any court or Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 5.3 Organization and Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Buyer has all requisite corporate power and authority to own or lease and operate its properties and assets True and correct copies of Buyer’s Organizational Documents, including any amendments thereto, have been made available to Seller.

SECTION 5.4 Tax Matters. Buyer has timely filed all Tax Returns required of Buyer under all Legal Requirements to which Buyer is subject. Buyer has timely paid all Taxes required by Legal Requirements to be paid by Buyer, whether or not shown on any Tax Return. All such Tax Returns are accurate and complete in all material respects. No examination or audit of any Tax Return of Buyer is in progress. All deficiencies proposed as a result of any examination or audit of any Tax Return filed by Buyer have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably would be expected to result in the assertion of a deficiency for any other year not so examined or audited. There are no Encumbrances related to Taxes outstanding against any of Buyer’s assets, other than for Taxes not yet due and payable.

SECTION 5.5 Undisclosed Liabilities. Neither Buyer nor any of its subsidiaries has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of Buyer’s balance sheet as September 30, 2016 (rather than in any notes thereto) included in Buyer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 14, 2016 and (ii) Liabilities that have arisen after September 30, 2016 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements).

SECTION 5.6 SEC Filings. (i) Buyer has filed or furnished, as applicable, on a timely basis all SEC filings and reports required to be made under applicable law since April 22, 2014. Each of the SEC Filings, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SEC Filings. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Filings did not, and any SEC Filings filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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SECTION 5.7 NBEV Shares. The issuance of the NBEV Shares by Buyer at the Closing has been duly authorized and, when issued and delivered by Buyer as provided in this Agreement, the NBEV Shares will be validly issued, fully paid, non-assessable and free of any Encumbrances. Assuming the accuracy of the representations and warranties of Seller set forth in Section 4.19, the issuance of the NBEV Shares at the Closing will be exempt from registration or qualification under the Securities Act and applicable state securities laws.

SECTION 5.8 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement based on arrangements made by Buyer or any of its Affiliates.

SECTION 5.9 Disclosure. No representation or warranty by Buyer in this Agreement, any other Transaction Document or any Schedule or Exhibit to this Agreement or any other Transaction Document, nor any statement or certificate furnished or to be furnished to Seller pursuant to this Agreement, or in connection with the transactions contemplated this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

SECTION 5.10 Disclosure of Agreements. The agreements and documents described in the SEC Filings conform in all material respects to the descriptions thereof contained or incorporated by reference therein, and there are no agreements or other documents required by the Securities Act to be described in the SEC Filings, that have not been so described or filed or incorporated by reference. Each agreement or other instrument (however characterized or described) to which Buyer is a party or by which it is or may be bound or affected and (i) that is referred to or incorporated by reference in the SEC Filings, or (ii) is material to Buyer’s business, has been duly authorized and validly executed by Buyer, is in full force and effect in all material respects and is enforceable against Buyer and, to Buyer’s knowledge, the other parties thereto, in accordance with its terms, except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. None of such agreements or instruments has been assigned by Buyer, and neither Buyer nor, to Buyer’s knowledge, any other party is in default thereunder and, to Buyer’s knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. To the best of Buyer’s knowledge, performance by Buyer of the material provisions of such agreements or instruments will not result in a violation of any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Buyer or any of its assets or businesses (each, a “Governmental Entity”), including, without limitation, those relating to environmental laws and regulations.

SECTION 5.11 Prior Securities Transactions. No securities of Buyer have been sold by Buyer or by or on behalf of, or for the benefit of, any person or persons controlling, controlled by or under common control with Buyer, except as disclosed in the SEC Filings.

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SECTION 5.12 Recent Securities Transactions, etc. Subsequent to the respective dates as of which information is given in the SEC Filings, and except as may otherwise be indicated or contemplated herein, Buyer has not: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock.

SECTION 5.13 Financial Statements, etc. The financial statements, including the notes thereto and supporting schedules included or incorporated by reference in the SEC Filings, fairly present the financial position and the results of operations of Buyer at the dates and for the periods to which they apply; and such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), consistently applied throughout the periods involved (provided that unaudited interim financial statements are subject to year-end audit adjustments that are not expected to be material in the aggregate and do not contain all footnotes required by GAAP); and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. The pro forma and pro forma as adjusted financial information and the related notes, if any, included or incorporated by reference in the SEC Filings have been properly compiled and prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act and present fairly the information shown therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Each of the SEC Filings discloses all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of Buyer with unconsolidated entities or other persons that may have a material current or future effect on Buyer’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses. Except as disclosed in the SEC Filings, (a) neither Buyer nor any of its direct and indirect subsidiaries, including each entity disclosed or described in the SEC Filings as being a subsidiary of Buyer (each, a “Subsidiary” and, collectively, the “Subsidiaries”), has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business, (b) Buyer has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock, (c) there has not been any change in the capital stock of Buyer or any of its Subsidiaries, or, other than in the course of business, any grants under any stock compensation plan, and (d) there has not been any material adverse change in Buyer’s long-term or short-term debt.

SECTION 5.14 Outstanding Securities. All issued and outstanding securities of Buyer issued prior to the transactions contemplated by this Agreement have been duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto, and are not subject to personal liability by reason of being such holders; and none of such securities were issued in violation of the preemptive rights of any holders of any security of Buyer or similar contractual rights granted by Buyer.

SECTION 5.15 Registration Rights of Third Parties. Except as set forth in the SEC Filings, no holders of any securities of Buyer or any rights exercisable for or convertible or exchangeable into securities of Buyer have the right to require Buyer to register any such securities of Buyer under the Securities Act or to include any such securities in a registration statement to be filed by Buyer.

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SECTION 5.16 No Defaults; Violations. No material default exists in the due performance and observance of any term, covenant or condition of any material license, contract, indenture, mortgage, deed of trust, note, loan or credit agreement, or any other agreement or instrument evidencing an obligation for borrowed money, or any other material agreement or instrument to which Buyer is a party or by which Buyer may be bound or to which any of the properties or assets of Buyer is subject. Buyer is not in violation of any term or provision of its charter or by-laws, or in violation of any franchise, license, permit, applicable law, rule, regulation, judgment or decree of any Governmental Entity.

SECTION 5.17 Conduct of Business. Except as described in the SEC Filings, Buyer has all requisite corporate power and authority, and has all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies that it needs as of the date hereof to conduct its business purpose.

SECTION 5.18 Litigation; Governmental Proceedings. There is no action, suit, proceeding, inquiry, arbitration, investigation, litigation or governmental proceeding pending or, to Buyer’s knowledge, threatened against, or involving Buyer or, to Buyer’s knowledge, any executive officer or director which has not been disclosed in the SEC Filings.

SECTION 5.19 Insurance. Buyer carries or is entitled to the benefits of insurance, with reputable insurers, in such amounts and covering such risks which Buyer believes are adequate, and all such insurance is in full force and effect. Buyer has no reason to believe that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a material adverse change in the financial position or results of operations of Buyer.

SECTION 5.20 Foreign Corrupt Practices Act. None of Buyer and its Subsidiaries or, to Buyer’s knowledge, any director, officer, agent, employee or affiliate of Buyer and its Subsidiaries or any other person acting on behalf of Buyer and its Subsidiaries, has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other person who was, is, or may be in a position to help or hinder the business of Buyer (or assist it in connection with any actual or proposed transaction) that (i) might subject Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse change in the financial position or results of operations of Buyer or (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of Buyer. Buyer has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause Buyer to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.21 Compliance with OFAC. None of Buyer and its Subsidiaries or, to Buyer’s knowledge, any director, officer, agent, employee or affiliate of Buyer and its Subsidiaries or any other person acting on behalf of Buyer and its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and Buyer will not, directly or indirectly, use the proceeds of the Offering hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

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SECTION 5.22 Related Party Transactions. There are no business relationships or related party transactions involving Buyer or any other person required to be described or incorporated by reference in the SEC Filings that have not been described or incorporated by reference as required.

SECTION 5.23 Sarbanes-Oxley Compliance.

(a) Disclosure Controls. Buyer has developed and currently maintains disclosure controls and procedures that comply with Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Buyer will be made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act filings and other public disclosure documents.

(b) Compliance. Buyer is in material compliance with the provisions of the Sarbanes-Oxley Act applicable to it, and has implemented or will implement such programs and taken reasonable steps to ensure Buyer’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all of the material provisions of the Sarbanes-Oxley Act.

SECTION 5.24 Accounting Controls. Buyer and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Filings, Buyer is not aware of any material weaknesses in its internal controls. Buyer’s auditors and the Audit Committee of the Board of Directors of Buyer have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are known to Buyer’s management and that have adversely affected or are reasonably likely to adversely affect Buyer’ ability to record, process, summarize and report financial information; and (ii) any fraud known to Buyer’s management, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

SECTION 5.25 No Labor Disputes. No labor dispute with the employees of Buyer or any of its Subsidiaries exists or, to the knowledge of Buyer, is imminent.

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SECTION 5.26 Confidentiality and Non-Competitions. To Buyer’s knowledge, no director, officer, key employee or consultant of Buyer is subject to any confidentiality, non-disclosure, non-competition agreement or non-solicitation agreement with any employer or prior employer that could materially affect his ability to be and act in his respective capacity of Buyer or be expected to result in a material adverse change in the financial position or results of operations of Buyer.

SECTION 5.27 Capitalization. The description of Buyer’s securities and capitalization set forth under the heading “Description of Securities” in Buyer’s prospectus dated February 13, 2017 and filed with the SEC on February 14, 2017 is accurate as of the date of this Agreement, except that as of the date of this Agreement, there are 27,702,890 shares of Buyer’s common stock issued and outstanding. Except as set forth in the SEC Filings and except for options issued to Buyer’s employees in the ordinary course of business, there are not, and as of the Closing there will be no stock options, warrants, or other rights to purchase or otherwise acquire any authorized, but unissued shares of Buyer’s common stock or any security convertible or exercisable into shares of Buyer’s common stock, or any contracts or commitments to issue or sell shares of Buyer’s common stock or any such options, warrants, rights or convertible securities.

SECTION 5.28 Subsidiaries. All direct and indirect Subsidiaries of Buyer are duly organized and in good standing under the laws of the place of organization or incorporation, and each Subsidiary is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of business requires such qualification, except where the failure to qualify would not have a material adverse effect on the assets, business or operations of Buyer taken as a whole. Buyer’s ownership and control of each Subsidiary is as described in the SEC Filings.

SECTION 5.29 Intellectual Property Rights. Buyer and each of its Subsidiaries owns or possesses or has valid rights to use all Intellectual Property and Intellectual Property Rights necessary for the conduct of the business of Buyer and its Subsidiaries as currently carried on. To the knowledge of Buyer, no action or use by Buyer or any of its Subsidiaries necessary for the conduct of its business as currently carried on will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property or Intellectual Property Rights of others. Neither Buyer nor any of its Subsidiaries has received any notice alleging any such infringement, fee or conflict with asserted Intellectual Property or Intellectual Property Rights of others. Except as would not reasonably be expected to result, individually or in the aggregate, in a material adverse change in the financial position or results of operations of Buyer (A) to the knowledge of Buyer, there is no infringement, misappropriation or violation by third parties of any of the Intellectual Property or Intellectual Property Rights owned by Buyer; (B) there is no pending or, to the knowledge of Buyer, threatened action, suit, proceeding or claim by others challenging the rights of Buyer in or to any such Intellectual Property or Intellectual Property Rights, and Buyer is unaware of any facts which would form a reasonable basis for any such claim, that would, individually or in the aggregate, together with any other claims in this Section 5.29, reasonably be expected to result in a material adverse change in the financial position or results of operations of Buyer; (C) the Intellectual Property and Intellectual Property Rights owned by Buyer and, to the knowledge of Buyer, the Intellectual Property Rights licensed to Buyer have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property or Intellectual Property Rights, and Buyer is unaware of any facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 5.29, reasonably be expected to result in a material adverse change in the financial position or results of operations of Buyer; (D) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others that Buyer infringes, misappropriates or otherwise violates any Intellectual Property or Intellectual Property Rights or other proprietary rights of others, Buyer has not received any written notice of such claim and Buyer is unaware of any other facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 5.29, reasonably be expected to result in a material adverse change in the financial position or results of operations of Buyer; and (E) to Buyer’s knowledge, no employee of Buyer is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Buyer, or actions undertaken by the employee while employed with Buyer and could reasonably be expected to result, individually or in the aggregate, in a material adverse change in the financial position or results of operations of Buyer. To Buyer’s knowledge, all material technical information developed by and belonging to Buyer which has not been patented has been kept confidential. None of the technology employed by Buyer has been obtained or is being used by Buyer in violation of any contractual obligation binding on Buyer or, to Buyer’s knowledge, any of its officers, directors or employees, or otherwise in violation of the rights of any persons.

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SECTION 5.30 ERISA Compliance. Buyer and any “employee benefit plan” (as defined under ERISA) established or maintained by Buyer or its ERISA Affiliates are in compliance in all material respects with ERISA. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by Buyer or any of its ERISA Affiliates. No “employee benefit plan” established or maintained by Buyer or any of its ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither Buyer nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by Buyer or any of its ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of Buyer, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification

SECTION 5.31 Compliance with laws; permits. Buyer is not now, and has not since December 31, 2014, (a) been in material violation of any provision of any Legal Requirement or Order applicable to Buyer, its assets or its business, or (b) directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable Legal Requirement. Buyer has (i) all permits required to conduct its business as conducted by it as of the Effective Date; and (ii) satisfied all material bonding requirements pertaining to its operations under applicable Legal Requirements. Buyer is not in material violation of, nor is there a basis for the revocation or withdrawal of, any permit.

SECTION 5.32 Properties and Assets of Buyer. Buyer owns or otherwise has the right to use all of assets it uses in its business.

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ARTICLE VI.

COVENANTS

SECTION 6.1 Public Announcements; Audit; Disclosure of Acquisition.

(a) Neither Seller nor Buyer or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other Party, except as may be required by applicable Law. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date, which press release shall be mutually acceptable to Buyer and Seller.

(b) Following the Effective Date, Seller shall use its commercially reasonable efforts to provide all cooperation reasonably requested by the Buyer in connection with enabling Buyer to prepare financial statements in compliance with the requirements of Rule 3-05 of Regulation S-X promulgated under the Exchange Act and enable Buyer’s accountants to audit such financial statements.

(c) Upon completion of the transaction contemplated by this Agreement, Buyer shall file all necessary forms with all federal and state regulatory agencies to properly disclose the transaction, which shall include a Form 8-K that includes the audited financial statements described in Section 6.1(b). Buyer will furnish a copy of such Form 8-K to Seller for its review and approval (which approval will not be unreasonably withheld or delayed) at least three days prior to the due date for filing such Form 8-K. Buyer shall adopt all reasonable comments of the Seller with respect to such Form 8-K

SECTION 6.2 Cooperation.

(a) Further Assurances. Each of the Seller and Buyer agrees that in the event after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each such Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, without payment of further consideration.

(b) Pre-Closing Access to Books and Records. From the date hereof through the Closing, each Party (the “Subject Party”) shall (a) provide the other Party (the “Investigating Party”) and its representatives (including legal counsel and accountants) with reasonable access to such information as the Investigating Party may from time to time reasonably request with respect to the Subject Party’s business, and (b) upon reasonable notice during normal business hours and under reasonable circumstances in a manner so as not to interfere with the normal business operations of the Subject Party, provide the Investigating Party and its representatives (including legal counsel and accountants) with reasonable access to the premises, management, books, records, Contracts and documents of or pertaining to the Subject Party as the Investigating Party may from time to time reasonably request; provided, however, (i) in no event will the Subject Party be required to furnish the Investigating Party or its representatives with any documents or information that the Subject Party is required by Legal Requirement, Order, or Contract to keep confidential, or that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret, (ii) any such access shall not unreasonably interfere with the business or operations of the Subject Party, and (iii) the Investigating Party shall not contact any customer, supplier, landlord or other material business relation of the Subject Party without the prior written approval of the Subject Party. All such information and access shall be subject to the terms and conditions of the Confidentiality and Nondisclosure Agreement, dated July 26, 2016, executed by Buyer with respect to Seller.

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(c) Post-Closing Access to Books and Records. Buyer and Seller acknowledge that subsequent to Closing each Party may need access to books, records, information or documents in the control or possession of the other Party for such purposes as preparing Tax Returns, responding to audits and the prosecution or defense of third-party claims. After the Closing, to the extent permitted by Legal Requirements, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns related to the Business or the Purchased Assets and any audit, litigation or other Proceeding with respect to such Taxes. In that regard, Buyer and Seller shall maintain such Tax information, Tax records, documents and information relating to the Business and the Purchased Assets for a period of six (6) years from the Closing Date and, upon reasonable written request, provide to such other Party such Tax information, Tax records, documents and information as are in the non-requesting Party’s possession or control and which are reasonably relevant to any such audit, litigation or other Proceeding or any other proper business purpose. Notwithstanding the foregoing, (i) no Party shall be obligated to provide any other Party with access to any books, records documents or other information (including personnel files) pursuant to this Section 6.2(c) where such access (A) would violate any Legal Requirement, or (B) could undermine or otherwise jeopardize attorney-client privilege or result in a conflict of interest; and (ii) this Section 6.2(c) shall not apply in the event of any pending or threatened Proceeding among the Parties, the Buyer Indemnified Parties or the Seller Indemnified Parties (in which case the applicable rules of discovery shall apply).

(d) Accordingly, each Party agrees that until the third anniversary of the Closing Date, to the extent permitted by Law, each Party will make reasonably available to the other Party and Bank upon reasonable written request and at the expense of the requesting Party or Bank such documents and information as are in the non-requesting Party’s possession or control relating to the Purchased Assets, Assumed Liabilities or the Business to the extent the requesting Party or Bank needs such books, records, information or documents for any proper business purpose, and, with respect to each Party, not adverse to the interests of the non-requesting Party.

SECTION 6.3 Payment of Taxes Resulting from Sale of Assets. Seller shall be responsible for the preparation and filing of all Tax Returns for the Business due either before or after the Closing Date that cover periods ending on or before the Closing Date. Seller shall make all payments required with respect to any such Tax Returns. Buyer shall be responsible for the preparation and filing of all Tax Returns for the Business due after the Closing Date that cover periods ending after the Closing Date. Buyer will make all payments required with respect to any such Tax Returns; provided, however, that Seller shall reimburse Buyer concurrently with the filing of such Tax Returns to the extent any payment Buyer makes relates to the operation of the Business by Seller for any period ending on or before the Closing Date.

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SECTION 6.4 Allocation of Consideration. The consideration delivered by Buyer to Seller under Section 2.1, including the NBEV Shares, the Earnout Amount and the Assumed Liabilities that are treated as liabilities for federal income Tax purposes, shall be allocated in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (among the Purchased Assets as of the Closing Date for all purposes (including Tax and financial accounting) as set forth in a manner to be agreed by the parties prior to Closing. Buyer and Seller shall cooperate with each other in preparing IRS Form 8594 consistent with such allocation and shall not otherwise take a position on any Tax Return or in any proceeding that is inconsistent with such allocation unless required by a final and non-appealable determination of the IRS or any other applicable Governmental Authority.

SECTION 6.5 Post-Closing Matters. After the Closing, Seller will promptly refer to Buyer all inquiries and promptly after receipt thereof deliver to Buyer all correspondence, funds, checks and other items and materials relating to the Business or the Purchased Assets.

SECTION 6.6 Efforts to Close.

(a) Upon the terms and subject to the conditions and other agreements set forth in this Agreement, Seller and Buyer shall (a) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (b) without limiting any other provision of this Agreement, use commercially reasonable efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall require Seller to agree to or execute any material changes to any Contracts, offer or grant any accommodation (financial or otherwise), commence any Proceeding or make any payments to any third party in order to obtain third party consents to the transactions contemplated by this Agreement, except in the case where such material change shall only be effective upon the Closing and where such payments are expressly contemplated by a Contract between Seller and such third party.

(b) Seller hereby covenants and agrees that it will not enter into any public offering, merger, combination, divestiture, financing, joint venture, sale and/or acquisition agreement in whatever form, except for agreements in the ordinary course of business (including, without limitation, joint venture, sale license or distribution agreements) or enter into any other transaction that would preclude the consummation of the transactions contemplated by this Agreement.

(c) Promptly after the execution of this Agreement, Seller shall deliver to Hope Road Merchandising, L.L.C. a notice of the assignment of the License Agreement in the form attached hereto as Exhibit E as required under Section 20(c) of the License Agreement.

(d) Buyer shall use its reasonable best efforts to obtain as soon as possible after the date of this Agreement a consent and waiver from Aegis Capital Corp. so that the NBEV Shares may be issued as soon as all of the other closing conditions set forth herein have been satisfied or waived, free from the lock-up restriction set forth in Section 3.17 of the Underwriting Agreement.

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SECTION 6.7 Disclosure Schedule Updates/Corrections.

(a) Prior to the Closing, the Seller may supplement and update the Disclosure Schedule to reflect any matter or information arising after the date of this Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

(b) Prior to the Closing, if the Seller becomes aware of any matter existing, occurring or known as of the date of this Agreement that was required to be set forth or described in the Disclosure Schedule, but that is not so set forth or described thereon, the Seller may amend the Disclosure Schedule to this Agreement in any manner which is necessary to correct any existing inaccuracy or incorrect or incomplete information in such Disclosure Schedule.

(c) Unless otherwise agreed by Buyer, no such supplement or amendment to the Disclosure Schedule pursuant to Section 6.8(a) or Section 6.8(b) shall be deemed to have modified the representations, warranties or covenants of the Seller herein for purposes of determining whether the conditions set forth in Section 8.1(b) have been satisfied, or shall affect whether a breach of such representations, warranties or covenants has occurred for purposes of determining Buyer’s rights to terminate this Agreement under Section 9.1(b)(i). Notwithstanding the foregoing, from and after the Closing, any supplement to the Disclosure Schedule pursuant to Section 6.8(a) and any amendment pursuant to Section 6.8(b) shall be deemed to have modified the Disclosure Schedule and the representations, warranties and covenants of the Seller contained herein for all purposes, including any determination of the rights of the Buyer Indemnified Parties under Article VII.

SECTION 6.8 Conduct of Business Prior to Closing. Except as contemplated by this Agreement or Legal Requirement, or as the other Party may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise set forth in the Disclosure Schedule, from the date hereof through the Closing, each Party will use its commercially reasonable efforts to operate its business in all material respects in the ordinary course.

SECTION 6.9 No Right to Purchased Assets. From and after the Closing, Sellers shall not (a) have any right, license or other interest in or to any of the Purchased Assets, (b) use, access or possess any of the Purchased Assets or transfer, assign, license or grant any interest in or to any of the Purchased Assets to any Person or (c) permit or authorize any Person to use, access or possess any of the Purchased Assets.

SECTION 6.10 Transfer Taxes. All transfer, sales, use, stamp, recording, registration documentary, property, or similar Taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the transfer of the Purchased Shares or any other transaction contemplated by this Agreement shall be paid by Buyer.

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SECTION 6.11 Board Observer. Buyer covenants and agrees that, from and after the Closing Date, so long as the parties to whom the NBEV Shares are issued at Closing and their Affiliates own at least 50,000 NBEV Shares in the aggregate, a representative designated by Seller (the “Seller Representative”) may be present at all meetings of Buyer’s Board of Directors or any committee thereof, including any telephonic meetings, and that Buyer will give the Seller Representative notice of such meetings, by fax or by such other means as such notices are delivered to Buyer’s directors and Board of Directors committee members at the same time notice is provided or delivered to the directors or committee members; provided, however, the Seller Representative may be excluded from any meeting or portion thereof if Buyer reasonably believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege (a “Limiting Condition”). All information, documents, financial statements and other materials that are sent, given or otherwise provided to Buyer’s directors or Board of Directors committee members in their capacity as such, whether or not in connection with a meeting of the Board of Directors or a committee thereof, including copies of all minutes, consents, correspondence and other material shall be sent to the Seller Representative simultaneously by Buyer by means reasonably designed to insure timely receipt by the Seller Representative; provided, however, that Buyer may exclude from the materials sent to the Seller Representative any materials that Buyer reasonably believes, upon advice of counsel, should be excluded to preserve the attorney-client privilege. The Seller Representative shall maintain the confidentiality of all materials delivered to it under his Section 6.11.

ARTICLE VII.

INDEMNIFICATION

SECTION 7.1 Indemnification of Buyer Indemnified Parties. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses which any of the Buyer Indemnified Parties may suffer or for which any of the Buyer Indemnified Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

(a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller in this Agreement, any of the other Transaction Documents or any certificate, schedule, list or other instrument to be furnished by Seller to Buyer pursuant to this Agreement or any of the other Transaction Documents;

(b) any breach or failure of Seller to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the other Transaction Documents; and

(c) any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a party) or any federal, state or local department, agency or other governmental body (a “Third Party Claim”) against any of the Buyer Indemnified Parties resulting from, arising out of or in any way related to (i) the operation of the Business prior to the Closing Date, or (ii) the failure of Seller to perform, pay or discharge any Excluded Liability.

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Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification for any Losses which arise or are related to any act or omission of Buyer or its Affiliates, including any act or omission in connection with Buyer’s management of the Business pursuant to the Management Agreement.

SECTION 7.2 Indemnification of Seller Indemnified Parties. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, officers, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses which any of the Seller Indemnified Parties may suffer or for which any of the Seller Indemnified Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

(a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Buyer in this Agreement, any of the other Transaction Documents or any certificate, schedule, list or other instrument to be furnished by Buyer to Seller pursuant to this Agreement or any of the other Transaction Documents;

(b) any breach or failure of Buyer to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the other Transaction Documents; and

(c) any Third Party Claim against any of the Seller Indemnified Parties resulting from, arising out of or in any way related to (i) the operation of the Business after the Closing Date, or (ii) the failure of Buyer to perform, pay or discharge any Assumed Liability.

SECTION 7.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Article VII, even if no payment is then due on account thereof, the party seeking indemnification (the “Indemnified Party”) shall provide written notice (the “Notice”) to the party against whom indemnification is sought (the “Indemnifying Party”) of the claim. In the event of any Third Party Claim, the Indemnified Party shall provide the Notice within 30 days after the Indemnified Party has actual knowledge of its existence and, when known, the facts constituting the basis for such claim in reasonable detail, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such Notice. In the event of any Third Party Claim, the Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit in accordance with Section 7.4 below.

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SECTION 7.4 Defense by the Indemnifying Party. Within seven days after receipt of the Notice, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any Third Party Claim. If the Indemnifying Party timely assumes the defense of any Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Third Party Claim and, at the sole cost and expense of the Indemnifying Party, the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any Third Party Claim, with its own counsel and at its own expense; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party fails to assume and continually maintain the defense of the Third Party Claim within seven days after the Indemnifying Party’s receipt of the Notice, the Indemnified Party may assume sole control of defense or settlement of such claim at the sole cost and expense of the Indemnifying Party.

SECTION 7.5 Survival. The representations and warranties set forth in Articles IV and V of this Agreement shall survive the Closing for a period of one year after the Closing Date; provided, however that (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.17, 4.19, 5.1, 5.2, 5.3, 5.7, 5.8, and 5.9 shall survive the Closing forever, and (b) the representations and warranties set forth in Sections 4.8, 4.13, 4.14, 5.4, and 5.30 shall survive until 60 days after the expiration of the applicable statute of limitations period. Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty or indemnity obligation, a notice claiming indemnification under this Article VII then the applicable representation or warranty or indemnity obligation shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

SECTION 7.6 Limitation on Indemnification Obligations. Any provision of this Agreement to the contrary notwithstanding, except with respect to any fraud, willful breach or criminal acts committed by Seller, the Seller shall have no obligation to indemnify the Buyer Indemnified Parties with respect to Losses arising under Section 7.1 in excess of an amount equal to (i) 750,000, multiplied by (ii) the average of the closing prices of Buyer’s common stock on the 10 trading days immediately preceding the Closing Date, as reported on the NASDAQ Capital Market.

SECTION 7.7 Minimization of Indemnities. Each party shall use reasonable efforts to minimize the indemnification obligations of the other parties under this Article VII by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

SECTION 7.8 Sole Remedy. Except with respect to any fraud, willful breach or criminal acts committed by a Party, and except as set forth in Sections 9.2 and 12.11, the indemnification provided in this Article VII (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby and for the breach of any representation, warranty, covenant or agreement contained herein.

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ARTICLE VIII.

CLOSING CONDITIONS

SECTION 8.1 Conditions Precedent to the Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Buyer:

(a) Required Deliverables. Buyer shall have received all items required by Section 3.2(a).

(b) Representations and Warranties. The representations and warranties by Seller in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (unless such representations and warranties are limited to such other date in which case such representations and warranties shall be limited to such date).

(c) Performance. Seller shall have performed and complied in all material respects with all agreements and covenants to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d) Proceedings and Orders. No Proceeding shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(e) Lock-Up Waiver. The 90-day lock-up period set forth in Section 3.17 of the Underwriting Agreement shall have expired or Aegis Capital Corp. shall have granted a consent and waiver in a form acceptable to Seller so that the NBEV Shares may be issued as soon as all of the other closing conditions set forth herein have been satisfied or waived, free from the lock-up restriction set forth in Section 3.17 of the Underwriting Agreement.

SECTION 8.2 Conditions Precedent to the Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Seller:

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(a) Required Deliverables. Seller shall have received all items are required by Section 3.2(b).

(b) Representations and Warranties. The representations and warranties by Buyer in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (unless such representations and warranties are limited to such other date in which case such representations and warranties shall be limited to such date).

(c) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d) Listing of NBEV Shares. The NBEV Shares to be issued at Closing shall have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance.

(e) Proceedings and Orders. No Proceeding shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(f) Lock-Up Waiver. The 90-day lock-up period set forth in Section 3.17 of the Underwriting Agreement shall have expired or Aegis Capital Corp. shall have granted a consent and waiver in a form acceptable to Seller so that the NBEV Shares may be issued as soon as all of the other closing conditions set forth herein have been satisfied or waived, free from the lock-up restriction set forth in Section 3.17 of the Underwriting Agreement.

(g) Termination of Guarantees. All guarantees of any Assumed Contracts by any Affiliate of Seller shall have been terminated.

ARTICLE IX.

TERMINATION

SECTION 9.1 Method of Termination. This Agreement may be terminated:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

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(i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.1 and such breach, inaccuracy or failure has not been cured by Seller within the earlier of the Outside Date and ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2 and such breach, inaccuracy or failure has not been cured by Buyer within the earlier of the Outside Date and ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

SECTION 9.2 Effect of Termination. If terminated in accordance with Section 9.1 above, this Agreement shall be null and void and have no further force or effect, except as provided in the remaining provisions of this Section 9.2. In the event a Party terminates this Agreement as a result of a breach by another Party, then such non-breaching Party shall be entitled to recover from the defaulting Party all out-of-pocket expenses incurred by it and any of its affiliates (including, without limitation, reasonable legal and accounting fees and expenses) in connection with (a) the preparation, drafting and negotiation of this Agreement and any other document related to the transactions contemplated in this Agreement, and (b) the due diligence review by such Party of the other Party.

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ARTICLE X.

CONFIDENTIALITY

Each Party will keep confidential all information and documents obtained from the other Party pursuant this Agreement (except for any information disclosed to the public pursuant to a press release authorized by the Parties or for information required to be provided in a filing with the SEC, in each case pursuant to Section 6.1); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by Legal Requirement, (ii) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving party when disclosed as demonstrated by written documentation in the possession of such party at such time.

ARTICLE XI.

as-is; where-is sale

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV OF THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO SELLER, ITS BUSINESS, the assumed liabilities OR THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE Purchased ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF SELLER, ITS BUSINESS, the assumed liabilities AND THE PURCHASED ASSETS. ACCORDINGLY, BUYER WILL ACCEPT THE assumed liabilities AND THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE XII.

MISCELLANEOUS

SECTION 12.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

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SECTION 12.2 Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) at the time of delivery if physically delivered, (ii) at the time of transmission if transmitted by facsimile transmission or email, provided that such transmission is confirmed by prompt delivery made pursuant to subsections (i),(iii) or (iv) of this Section 12.2, (iii) three days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid), or (iv) one business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be sent to the recipient at the following address or such other address as such party may hereafter specify by like notice to the other parties hereto:

(a)	If to Buyer, addressed to:

New Age Beverages Corporation
Attn: Brent Willis
1700 68th Avenue
Denver, CO 90503
Phone: (303) 289-8655
E-mail: bwillis@newagebev.us

with a copy to (which will not constitute notice):

Bart and Associates, LLC
Attn: Ken Bart
8400 East Prentice Avenue
Suite 1500
Greenwood Village, CO 80111
Telephone: (720)-226-7511
E-mail: Kbart@kennethbartesq.com

(b)	If to Seller, addressed to:

Marley Beverage Company, LLC
Attn: Daniel Epstein
27777 Franklin Road
Suite 1640
Southfield, MI 48034
Phone: (248) 802-8905
E-mail: depstein@vivabeverages.com

with a copy to (which shall constitute notice):

Jaffe Raitt Heuer & Weiss, P.C.
Attn: Matthew Murphy
27777 Franklin Road
Suite 2500
Southfield, MI 48034
Telephone: (248) 727-1433
E-mail: mmurphy@jaffelaw.com

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SECTION 12.3 Disclosure Schedule. The Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Section of the Disclosure Schedule shall be deemed to be a disclosure made with respect to all of Seller’s representations, warranties and covenants contained in this Agreement, regardless of whether or not a specific cross-reference is made thereto to the extent that the relevance of any such disclosure in any other Section is reasonably apparent from the text of such disclosure in such Section of the Disclosure Schedule. The disclosure of any matter in the Disclosure Schedule is not to be deemed an admission by the Seller, or otherwise imply, that such matter is material for purposes of this Agreement, gives rise to a material adverse effect or is outside the ordinary course of business. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. All references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party. In addition, the disclosure of any matter in the Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with, or a violation of any Legal Requirement, Order, license, permit or Contract or other topic to which such disclosure is applicable. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement.

SECTION 12.4 Governing law; Arbitration. This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of Colorado, without giving effect to conflict of laws principles. Any dispute arising out of, in connection with, or relating to this Agreement or the Transaction Documents, including but not limited to, any claim or controversy regarding the existence, validity, construction, interpretation, breach, termination or enforceability thereof, shall be determined by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Rules”), modified as follows: (i) the place of arbitration shall be Chicago, Illinois; and (ii) the arbitration proceeding shall be conducted before a panel of three neutral arbitrators, one to be appointed by each party, and a third to be selected by the two arbitrators appointed by the parties and who shall serve as chairperson. If a party fails to nominate an arbitrator as provided herein, then JAMS shall appoint the arbitrator in accordance with the Rules. In the event that the two party-selected arbitrators should fail to agree upon the chairperson within a period of fourteen (14) days of the appointment of the last party-selected arbitrator, then, upon application of either party, the chairperson shall be named by JAMS in accordance with the Rules. The award of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered and enforced by any competent court. Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). The parties shall maintain the confidential nature of the arbitration proceeding (including the hearing, all submissions, and any award) except as may be necessary in connection with a judicial application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

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Without prejudice to the validity of the arbitration provisions set forth herein, the parties to this Agreement may resort to the competent judicial authority, if and when necessary, for the sole purposes of (i) enforcing obligations subject to judicial enforcement; (ii) obtaining injunctive relief or precautionary measures as guarantee for the efficacy of the arbitration proceedings; and (iii) obtaining mandatory and specific enforcement or specific performance measures, it being certain that, after achievement of the mandatory procedure, specific enforcement or specific performance, the arbitral tribunal to be constituted shall be granted full and exclusive authority to decide over any and all matters, whether of a procedural nature or on the merits, which have given rise to the mandatory claim or specific enforcement. The filing of any measures under the terms set out in this clause shall not imply any waiver of the arbitration clause set forth herein or of the full jurisdiction of the arbitral tribunal.

SECTION 12.5 Entire Agreement. This Agreement, the Exhibits, the Disclosure Schedule and the other Transaction Documents together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the Parties with respect to such matters including the non-binding letter of intent dated October 11, 2016 between the Parties.

SECTION 12.6 Assignment and Successors. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

SECTION 12.7 No Third-Party Rights This Agreement is being entered into solely for the benefit of the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties, and, except as otherwise set forth in this Agreement, the Parties do not intend that any other Person shall be a third-party beneficiary of the covenants by either the Seller or the Buyer contained in this Agreement.

SECTION 12.8 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the Parties hereto or, in the case of a waiver, by the Party waiving compliance. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become effective when one or more counterparts have been signed by each of the parties. Delivery of an executed counterpart of a signature page of this Agreement by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed original counterpart hereof.

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SECTION 12.10 Severability. In the event any provision, or portion thereof, of this Agreement is held by a court of competent jurisdiction to be unenforceable in any jurisdiction, then such portion or provision will be deemed to be severable as to such jurisdiction (but, to the extent permitted by Legal Requirements, not elsewhere) and will not affect the remainder of this Agreement, which will continue in full force and effect. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision will be interpreted to be only as broad as is necessary for it to be enforceable.

SECTION 12.11 Specific Performance. The Parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

ARTICLE XIII.

DEFINITIONS

Certain Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Affiliate or Affiliated” with respect to any specified Person, means any (a) Person that owns or holds (beneficially or of record) ten percent (10%) or more of the voting or equity interests of such specified Person, (b) Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and (c) family members of such specified Person.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

“Business” means the business of developing, manufacturing, selling and marketing nonalcoholic relaxation teas and sparking waters, and ready-to-drink coffee drinks, as conducted by Seller prior to the Closing.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in Colorado or Michigan are authorized by applicable Legal Requirements or executive orders to be closed.

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“Cash Amount” means an amount equal to (i) 150,000, multiplied by (ii) the average of the closing prices of Buyer’s common stock on the 10 trading days immediately preceding the Closing Date, as reported on the NASDAQ Capital Market.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person including, without limitation, any customer or Governmental Authority.

“Contract” means any agreement, contract, option, license, instrument, obligation, commitment, arrangement, promise or undertaking, in each such case, whether written or oral and whether express or implied.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Disclosure Schedule” means the schedules attached to this Agreement and entitled Disclosure Schedule.

“Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of any employee or with respect to which Seller has or may have any Liability.

“Encumbrance” means any security interest, pledge, lien, mortgage, charge, encumbrance, claim, condition, easement, covenant, warrant, equitable interest, option, purchase right, community property interest, right of first refusal, or other right of third parties or other restriction of any kind including, without limitation, any restriction on the exercise of any attribute of ownership (including any restriction on the use, voting, transfer or receipt of income related to any Asset).

“Environmental Law” means any applicable Legal Requirement, Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means Securities and Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as applied consistently.

“Governmental Authority” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority including, without limitation, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal).

“Guarantee” means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means (a) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (b) capital lease obligations, (c) obligations issued or assumed as the deferred purchase price of property or services and (d) obligations in respect of surety bonds, letters of credit or other similar instruments.

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“Intellectual Property” means and includes all (a) patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures, (b) trade secrets and other proprietary information which derives independent economic value from not being generally known to the public, (c) logos, marks (including brand names, product names, logos, and slogans), (d) all works of authorship, copyrights, copyrights registrations and applications therefor, software, software code (in any form including source code and executable or object code), and (e) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor.

“Intellectual Property Rights” means all worldwide rights in, arising from or associated with Intellectual Property, whether protected, created, or arising under the laws of any Governmental Authority.

“IRS” means the Internal Revenue Service.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Authority.

“Liability” means all liabilities of any kind whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet including, without limitation, any direct or indirect Guarantee of any Liability of any other Person.

“License Agreement” means the Merchandise License Agreement dated December 27, 2009 between Seller and Hope Road Merchandising, L.L.C., as amended by the First Amendment thereto dated March 9, 2015 and the Second Amendment thereto dated November 7, 2016.

“Losses” means any claims, Liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including interest, court costs, reasonable fees of attorneys, accountants and other experts), but excluding punitive or exemplary damages (except as may be awarded in connection with a third party claim).

“Management Agreement” means the Management and Mutual Representation Agreement dated October 24, 2016 between Buyer and Seller.

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“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

“Organizational Documents” means any certificate or articles of incorporation, formation or organization, by-laws, limited liability company operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust or other similar documents.

“Outside Date” means December 31, 2017.

“Permitted Encumbrances” means any (a) Encumbrances for Taxes not yet delinquent and Encumbrances for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and, in each case, for which adequate reserves have been established pursuant to GAAP, (b) statutory Encumbrances, including Encumbrances of landlords, carriers, warehousemen, mechanics, laborers, materialmen, consignees of inventory, arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease obligations, (d) zoning, building codes and other land use regulations imposed by any Governmental Authority which are not violated by the current use or occupancy of any leased real property or the operation of the Business thereon, (e) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the leased real property which rights do not or would not materially impair the use or occupancy of any leased real property in the operation of the Business conducted thereon, (f) defects or imperfections of title, easements, rights-of-way, covenants, conditions, restrictions and other similar matters of record, all of which do not materially impair the use or occupancy of the leased real property or other assets in the operation of the Business by Seller, (g) Encumbrances resulting from any actions of the Buyer or any of its Affiliates, (h) other Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (i) Encumbrances granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“Proceeding” means any action, claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.

“Registration Rights Agreement” means a registration rights agreement among Buyer and Seller or its designees to whom the NBEV Shares are issued at Closing pertaining to the registration of the NBEV Shares in the form attached hereto as Exhibit D.

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

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“SEC Filings” means all reports and filings made by Buyer under the Securities Act and the Exchange Act.

“Securities Act” means Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Seller’s IP” means all Intellectual Property Rights owned by Seller.

“Seller’s Knowledge” means the actual knowledge of Gary Shiffman and Daniel Epstein, without any duty of investigation or inquiry.

“Seller’s Licensed IP” means all Intellectual Property Rights licensed to Seller.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures, computer hardware, supplies, materials, servers, routers, desktop computers, laptop computers, fixed and mobile computer storage devices, mobile phones, personal digital assistants, network equipment, telephone systems, back-up systems, non-fixed media and all other computer and electronic equipment of any kind and other items of tangible personal property of every kind owned, leased or licensed by Seller (wherever located and whether or not carried on the books of Seller) to the extent used in, related to, or necessary for, the operation of the Business as conducted immediately prior to the Closing, together with all express and implied warranties by the manufacturers, sellers, lessors and licensors of such items or components thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs and governmental impositions or charges of any kind in the nature of, or similar to, taxes, payable to any federal, state, provincial, local or foreign taxing authority including, without limitation (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to taxes imposed with respect thereto.

“Tax Returns” means any return, report or information statement with respect to Taxes (including, but not limited to, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Authority including, without limitation, consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Registration Rights Agreement, the indemnification agreement referenced in Section 3.2(b)(iii) and all other contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.

“Underwriting Agreement” means the Underwriting Agreement dated February 13, 2017 between Buyer and Aegis Capital Corp., as the representative of the several underwriters name in Schedule 1 attached thereto..

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

NEW AGE BEVERAGES CORPORATION

By:
Name:	Brent Willis
Title:	Chief Executive Officer

SELLER:

MARLEY BEVERAGE COMPANY, LLC

By:
Name:
Title:

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EXHIBIT A

BILL OF SALE

BILL OF SALE

_____________, 2017

THIS BILL OF SALE is made effective as of ______________, 2017, between Marley Beverage Company, LLC (the “Seller”) and New Age Beverages Corporation, a Washington corporation (“Buyer”) pursuant to that certain Asset Purchase Agreement, March ___, 2017 (the “Purchase Agreement”), by and between Seller and Buyer, providing for, inter alia, Seller’s sale to Buyer of all right, title and interest in and to the Purchased Assets. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Transfer of Assets. Subject to the terms and conditions set forth in the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, forever, all right, title and interest in and to the Purchased Assets. Notwithstanding anything to the contrary contained in this Bill of Sale, Seller is not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not acquiring from Seller, any interest in the Excluded Assets.

2. Further Actions. At any time, and from time to time, after the date hereof, Seller shall execute and deliver or cause to be executed and delivered to Buyer such other instruments and take such other action, all as Buyer may reasonably request, in order to carry out the intent and purpose of this Bill of Sale.

3. Representations and Warranties; Conflict with Purchase Agreement. This Bill of Sale is subject to the representations, warranties and covenants set forth in the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

4. Amendments and Waivers. This Bill of Sale may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by Buyer and Seller or, in the case of a waiver, by the party waiving compliance.

5. Governing Law. THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers have executed this Bill of Sale effective as of the date first set forth above.

MARLEY BEVERAGE COMPANY, LLC

By:
Name:
Title:

NEW AGE BEVERAGES CORPORATION

By:
Name:
Title:

[Signature Page to Bill of Sale]

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

i

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made effective as of the ___ day of __________, 2017, by and between Marley Beverage Company, LLC (the “Seller” or “Assignor”) and New Age Beverages Corporation, a Washington corporation (the “Buyer”). All capitalized terms not defined herein shall have the meanings assigned to them in that certain Asset Purchase Agreement, dated March ___, 2017, by and between Buyer and Seller (the “Purchase Agreement”).

1. Assignment. Subject to the terms and conditions of the Purchase Agreement, Assignor does hereby assign, grant, transfer and set over unto the Assignee all of Assignor’s right, title, and interest in and to the Assumed Contracts and Assumed Liabilities.

2. Assumption of Liabilities. Subject to the terms and conditions of the Purchase Agreement, Assignee hereby accepts the assignment of the Assumed Contracts and Assumed Liabilities, and assumes and agrees to perform the Assumed Liabilities.

3. Excluded Liabilities. Seller shall retain, and shall be responsible for paying, honoring and discharging, as and when due, all Excluded Liabilities. Nothing set forth herein shall be construed to result in the assumption by Buyer of any Excluded Liabilities.

4. Further Actions. At any time, and from time to time, after the date hereof: (a) Seller shall execute and deliver or cause to be executed and delivered to Buyer such other instruments and take such other action, all as Buyer may reasonably request, in order to carry out the intent and purpose of this Agreement; and (b) Buyer shall execute and deliver or cause to be executed and delivered to Seller such other instruments and take such other action, all as Seller may reasonably request, in order to carry out the intent and purpose of this Agreement.

5. Representations and Warranties; Conflict with Purchase Agreement. This Agreement is subject to the representations, warranties and covenants set forth in the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

6. Amendments and Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

8. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile or electronic transmission which shall be sufficient to bind the parties.

[remainder of page intentionally left blank; signatures to follow]

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

NEW AGE BEVERAGES CORPORATION

By:
Name:	Brent Willis
Title:	Chief Executive Officer

SELLER:

MARLEY BEVERAGE COMPANY, LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

EXHIBIT C-1

FORM OF SELLER NONCOMPETITON AGREEMENT

i

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into as of ________, 2017, by Marley Beverage Company, LLC, a Michigan limited liability company (the “Covenantor”) in favor of New Age Beverages Corporation, a Washington corporation (“Buyer”).

RECITALS:

A. The Covenantor and Buyer are parties to an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Buyer purchased certain assets from the Covenantor (the “Acquisition”). All capitalized terms used but not defined herein, shall have the same meaning ascribed to them in the Purchase Agreement.

B. The Covenantor has agreed to execute and deliver this Agreement in connection with the Acquisition.

NOW, THEREFORE, the Covenantor agrees as follows:

1.	Covenantor covenants, warrants and agrees, for the benefit of Buyer, that without first obtaining Buyer’s consent, Covenantor shall not, from the date of this Agreement until the third anniversary of the date of this Agreement (the “Covenant Period”) compete with Buyer in the Restricted Business anywhere within the United States. As used in this Agreement, “Restricted Business” means the business of developing, manufacturing, selling and marketing nonalcoholic relaxation teas and sparking waters, and ready-to-drink coffee drinks, as conducted by Covenantor prior to the Closing.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict Covenantor or its Affiliates from (i) engaging in the business currently or previously conducted by Quick Beverages, LLC, including the development, manufacturing, sale and marketing of “energy” beverages, or (ii) investing in Buyer or investing in any other publicly-held corporation engaged in the Restricted Business, if Covenantor’s aggregate investment does not exceed 5% in value of the issued and outstanding capital stock of such corporation.

2.	The Covenantor covenants, warrants and agrees, for the benefit of the Buyer, that without first obtaining Buyer’s consent, the Covenantor shall not during the Covenant Period, disclose any Confidential Information to any third party. As used in this Agreement, the term “Confidential Information” means any and all confidential or proprietary information directly related to the Buyer, Seller, Seller’s business as conducted prior to the Closing, the Purchased Assets or the Assumed Liabilities. Notwithstanding the foregoing, any information that: (a) prior to the date of this Agreement was generally publicly available, or (b) after the date of this Agreement, (i) becomes publicly available without fault of or action on the part of Covenantor, or (ii) is acquired by the Covenantor from a third party, free of any restrictions as to its disclosure, or (iii) is independently developed by Covenantor without use of any Confidential Information, shall not be deemed to be Confidential Information. Notwithstanding anything herein to the contrary, the Covenantor may make disclosures required by any Legal Requirement.

3.	The parties acknowledge that the remedy at law for a breach or threatened breach of any of the covenants set forth in this Agreement may be inadequate. The parties covenant and agree that in the event of a breach of any of the covenants set forth in this Agreement, in addition to any and all legal and equitable remedies immediately available, Buyer may seek to have such covenants enforced by a temporary and/or permanent injunction in an action in equity.

4.	This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other party. This Agreement shall be binding on and shall inure to the benefit of Covenantor and Buyer and their respective successors and permitted assigns.

5.	This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to the conflicts of law principles thereof. Any dispute arising out of or relating in any way to this Agreement shall be addressed and adjudicated in and any judgment shall be enforced by and in the state courts located in the County of Oakland, State of Michigan or the federal court located in the Eastern District of Michigan (collectively “The Courts”). Each party hereto irrevocably and unconditionally (a) consents to the sole and exclusive jurisdiction and venue of The Courts with respect to any action, suit or proceeding arising out of or relating in any way to this Agreement; (b) waives any defense of lack of personal jurisdiction in connection with any action, suit or proceeding arising out of or relating in any way to this Agreement that is filed or pending in The Courts; (c) waives any objection to and will not challenge the venue of any action, suit or proceeding arising out of or relating in any way to this Agreement or the transactions contemplated hereby in The Courts; (d) agrees that each of The Courts is a convenient and proper forum for any action, suit or proceeding arising out of or relating in any way to this Agreement; and (e) waives any right to and will not seek to transfer (by filing a motion to transfer, a motion to dismiss or any other motion) any action, suit or proceeding in The Courts to any other forum or court for any reason.

6.	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile or photostatic copies of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Noncompetition Agreement as of the date first written above.

COVENANTOR:

Marley Beverage Company, LLC, a Michigan limited liability company

By:
Name:
Its:

BUYER:

New Age Beverages Corporation, a Washington corporation

By:
Name:
Its:

3

EXHIBIT C-2

FORM OF INDIVIDUAL NONCOMPETITON AGREEMENT

i

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into as of ________, 2017, by _____________ (the “Covenantor”) in favor of New Age Beverages Corporation, a Washington corporation (“Buyer”).

RECITALS:

A. The Covenantor is an affiliate of Marley Beverage Company, LLC (“Marley”), and Marley and Buyer are parties to an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Buyer purchased certain assets from Marley (the “Acquisition”). All capitalized terms used but not defined herein, shall have the same meaning ascribed to them in the Purchase Agreement.

B. The Covenantor has agreed to execute and deliver this Agreement in connection with the Acquisition.

NOW, THEREFORE, the Covenantor agrees as follows:

1.	Covenantor covenants, warrants and agrees, for the benefit of Buyer, that without first obtaining Buyer’s consent, Covenantor shall not, from the date of this Agreement until the third anniversary of the date of this Agreement (the “Covenant Period”) compete with Buyer in the Restricted Business anywhere within the United States. As used in this Agreement, “Restricted Business” means the business of developing, manufacturing, selling and marketing nonalcoholic relaxation teas and sparking waters, and ready-to-drink coffee drinks, as conducted by Covenantor prior to the Closing.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict Covenantor or his Affiliates from (i) engaging in the business currently or previously conducted by Quick Beverages, LLC, including the development, manufacturing, sale and marketing of “energy” beverages, or (ii) investing in Buyer or investing in any other publicly-held corporation engaged in the Restricted Business, if Covenantor’s aggregate investment does not exceed 5% in value of the issued and outstanding capital stock of such corporation.

2.	The Covenantor covenants, warrants and agrees, for the benefit of the Buyer, that without first obtaining Buyer’s consent, the Covenantor shall not during the Covenant Period, disclose any Confidential Information to any third party. As used in this Agreement, the term “Confidential Information” means any and all confidential or proprietary information directly related to the Buyer, Seller, Seller’s business as conducted prior to the Closing, the Purchased Assets or the Assumed Liabilities. Notwithstanding the foregoing, any information that: (a) prior to the date of this Agreement was generally publicly available, or (b) after the date of this Agreement, (i) becomes publicly available without fault of or action on the part of Covenantor, or (ii) is acquired by the Covenantor from a third party, free of any restrictions as to its disclosure, or (iii) is independently developed by Covenantor without use of any Confidential Information, shall not be deemed to be Confidential Information. Notwithstanding anything herein to the contrary, the Covenantor may make disclosures required by any Legal Requirement.

3.	The parties acknowledge that the remedy at law for a breach or threatened breach of any of the covenants set forth in this Agreement may be inadequate. The parties covenant and agree that in the event of a breach of any of the covenants set forth in this Agreement, in addition to any and all legal and equitable remedies immediately available, Buyer may seek to have such covenants enforced by a temporary and/or permanent injunction in an action in equity.

4.	4. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other party. This Agreement shall be binding on and shall inure to the benefit of Covenantor and Buyer and their respective successors and permitted assigns.

5.	This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to the conflicts of law principles thereof. Any dispute arising out of or relating in any way to this Agreement shall be addressed and adjudicated in and any judgment shall be enforced by and in the state courts located in the County of Oakland, State of Michigan or the federal court located in the Eastern District of Michigan (collectively “The Courts”). Each party hereto irrevocably and unconditionally (a) consents to the sole and exclusive jurisdiction and venue of The Courts with respect to any action, suit or proceeding arising out of or relating in any way to this Agreement; (b) waives any defense of lack of personal jurisdiction in connection with any action, suit or proceeding arising out of or relating in any way to this Agreement that is filed or pending in The Courts; (c) waives any objection to and will not challenge the venue of any action, suit or proceeding arising out of or relating in any way to this Agreement or the transactions contemplated hereby in The Courts; (d) agrees that each of The Courts is a convenient and proper forum for any action, suit or proceeding arising out of or relating in any way to this Agreement; and (e) waives any right to and will not seek to transfer (by filing a motion to transfer, a motion to dismiss or any other motion) any action, suit or proceeding in The Courts to any other forum or court for any reason.

6.	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile or photostatic copies of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Noncompetition Agreement as of the date first written above.

COVENANTOR:

BUYER:

New Age Beverages Corporation, a Washington corporation

By:
Name:
Its:

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EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

ii

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (“Agreement”) is entered into as of ____________, 2017 by and among New Age Beverages Corporation, a Washington corporation (the “Company”), Marley Beverage Company, LLC, a Michigan limited liability company (“MBC”), and the other parties that have executed signature pages to this Agreement as Initial Holders (together with MBC, the “Initial Holders”). The Company, the Initial Holders and each other Holder is sometimes referred to herein individually as a “Party” and together as the “Parties”. Certain capitalized terms used herein shall have the meanings given to them in Section 1.01 below.

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Agreement, the Company has issued to the Initial Holders 2,850,000 shares of Common Stock in the aggregate.

WHEREAS, as a condition to the closing of the transactions contemplated by the Purchase Agreement, the Company is required to and has agreed to provide for the registration under the Securities Act of the Registrable Shares, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the promises, agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions The following terms, as used herein, have the following meanings:

“Affiliate” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Commission” means the United States Securities and Exchange Commission, and any successor thereto.

“Common Stock” means the Company’s common stock, $0.001 par value per share, and any securities of the Company into which such shares are converted and for which such shares are exchanged and any common stock or other securities of the Company or any successor entity which may be issued or distributed in respect of the Common Stock by way of stock dividend or stock split or other distribution, recapitalization, merger, conversion or reclassification.

“Company” has the meaning set forth in the preamble.

“Effectiveness Period” has the meaning set forth in Section 3.01(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Holders” means, collectively, the Initial Holders and their respective successors and permitted assigns (subject to and in accordance with Section 5.08).

“Indemnified Party” has the meaning set forth in Section 4.03.

“Indemnifying Party” has the meaning set forth in Section 4.03.

“Initial Holders” has the meaning set forth in the preamble.

“Inspector” has the meaning set forth in Section 3.01(j).

“Losses” has the meaning set forth in Section 4.01.

“Majority Interest of the Holders” means the holders of at least a majority of the Registrable Shares.

“MBC” has the meaning set forth in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group, or a government or governmental agency.

“Piggyback Registration” has the meaning set forth in Section 2.04(a).

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Purchase Agreement” means the Asset Purchase Agreement dated __________, 2017 between MBC and the Company.

“Registrable Shares” means the shares of Common Stock which has been issued to the Initial Holders pursuant to the Purchase Agreement and held at any time by the Holders; provided, however, that any such securities will cease to be Registrable Shares when (i) such securities shall have been disposed of in accordance with a Registration Statement that has become effective under the Securities Act, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) or any other exemption under the Securities Act, (iii) such shares have been sold for value by a Holder to an unaffiliated third party; provided however, that for the avoidance of doubt, any shares of Common Stock distributed by MBC or any other Holder to its direct or indirect equity owners and any shares of Common Stock pledged as collateral by MBC or any other Holder to any lender (and any shares of Common Stock foreclosed upon by any such lender) shall continue to be Registrable Shares, or (iv) such shares shall have ceased to be outstanding.

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“Registration Statement” means a registration statement in the form required to register the resale of Registrable Shares under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 (or any successor rule of similar effect) promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Selling Holder” means any Holder which is selling Registrable Shares pursuant to a public offering registered hereunder.

“Underwriters” shall mean the underwriters, if any, of the offering of Registrable Shares pursuant to an Underwritten Shelf Take-Down.

“Underwritten Shelf Take-Down” shall have the meaning set forth in Section 2.02.

Section 1.02 Internal References Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.

ARTICLE II.

REGISTRATION RIGHTS AND RULE 144

Section 2.01 Demand Registration Rights. At any time after the first anniversary of this Agreement, upon written notice from one or more Holders to the Company, the Company shall prepare and file with the Commission a Registration Statement relating to the resale by the requesting Holders of their Registrable Shares. The Company shall be entitled to postpone (but not more than twice in any 12-month period), for a reasonable period of time not in excess of 45 days, the filing or initial effectiveness of, or suspend the use of, any such Registration Statement (or a Prospectus thereunder) if the Company delivers to the Holders a certificate signed by both the Chief Executive Officer and Chief Financial Officer of the Company certifying that, in the good faith judgment of the Board of Directors of the Company, such registration, offering or use would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company. Such certificate shall contain a statement of the reasons for such postponement or suspension and an approximation of the anticipated delay.

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Section 2.02 Underwritten Shelf Take-Down; Selection of Underwriters. Subject to the terms and conditions of this Agreement, the Company shall conduct an underwritten resale of Registrable Shares pursuant to Section 2.01 (an “Underwritten Shelf Take-Down”) upon the written request of a Majority Interest of the Holders. In connection with any proposed Underwritten Shelf Take-Down, each Holder participating in such Underwritten Shelf Take-Down agrees, in an effort to conduct any such Underwritten Shelf Take-Down in the most efficient and organized manner, to coordinate reasonably with the other Holders prior to initiating any sales efforts and cooperate reasonably with the other Holders as to the terms of such Underwritten Shelf Take-Down, including, without limitation, the aggregate amount of Registrable Shares to be sold and the number of Registrable Shares to be sold by each Holder in the Underwritten Shelf Take-Down. The sole or managing Underwriters and any additional investment bankers and managers to be used in connection with an Underwritten Shelf Take-Down shall be selected by the Holders of a majority of the Registrable Shares included in such Underwritten Shelf Take-Down, subject to the prior written consent of the Company, such consent to not be unreasonably withheld or delayed. The Holders of a majority of the Registrable Shares included in such Underwritten Shelf Take-Down shall also have the right to determine the plan of distribution and select counsel for the Selling Holders. Notwithstanding anything herein to the contrary, in no event shall Holders be entitled to effect an Underwritten Shelf Take-Down on more than three (3) occasions.

Section 2.03 Underwritten Offerings.

(a) Underwritten Shelf Take-Downs. If requested by the sole or lead managing Underwriter for any Underwritten Shelf Take-Down, the Company shall enter into a customary underwriting agreement with the Underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and to the Holders of a majority of the Registrable Shares participating in such Underwritten Shelf Take-Down and to contain such representations and warranties by the Company and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 4.01.

(b) Holders to be Party to Underwriting Agreement. The Holders participating in an Underwritten Shelf Take-Down shall be party to the underwriting agreement between the Company and such Underwriters and may, at the option of the Holders of a majority of the Registrable Shares participating in such Underwritten Shelf Take-Down, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information provided by such Holders for inclusion in the Registration Statement pursuant to Section 3.01(r). No such Holder shall be required to make any representations or warranties to, or agreements with, the Company or the Underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Shares and such Holder’s intended method of disposition.

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(c) Participation in Underwritten Registration. Notwithstanding anything herein to the contrary, no Holder may participate in any Underwritten Shelf Take-Down hereunder unless such Holder (i) agrees to sell its securities on the terms and conditions provided in any underwriting agreement pertaining to such Underwritten Shelf Take-Down approved by the Persons entitled hereunder to approve such arrangement and (ii) accurately completes and executes in a timely manner all questionnaires, powers of attorney, custody agreements, lock-up agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

Section 2.04 Piggyback Registration Rights.

(a) General. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of securities for its own account or for the account of another person (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission)), the Company shall give written notice of such proposed filing to the Holders as soon as reasonably practicable (but in no event less than ten (10) days before the anticipated date on which such registration statement will be first filed with the Commission), undertaking to provide each Holder the opportunity to register on the same terms and conditions such number and type of Registrable Shares as such Holder may request (a “Piggyback Registration”). Each Holder will have five (5) days after receipt of any such notice to notify the Company as to whether it wishes to participate in a Piggyback Registration; provided that should a Holder fail to provide timely notice to the Company, such Holder will forfeit any rights to participate in the Piggyback Registration with respect to such proposed offering. Subject to Section 2.04(b), the Company will cause the Registrable Shares that any Holder requests to be included in the securities to be covered by the Registration Statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition by the requesting Holder (in accordance with its written request) of such Registrable Shares. In the event that any Piggyback Registration is an underwritten offering of Common Stock, the Registrable Shares of the Holders to be included in the registration pursuant to this Section 2.04 will be included in the underwriting on the same terms and conditions as the Common Stock otherwise being sold through underwriters under such Piggyback Registration. If the Company shall determine in its sole discretion not to register or to delay the proposed offering, the Company shall provide prompt written notice of such determination to the Holders.

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(b) Priority. Subject to the succeeding provisions of this Section 2.04(b), if the managing Underwriter or Underwriters shall advise the Company that the inclusion of Registrable Shares requested to be included in a Piggyback Registration by any Holder would materially and adversely affect the price, distribution or timing of the offering, the Company will be obligated to include in such Registration Statement, as to each Holder, only a portion of the Registrable Shares such Holder has requested be registered as determined below; provided, however, that the provisions of this sentence shall not be applicable to the person or persons initiating such Registration Statement. If the Company initiated the registration, then the Company may include all of its securities in such Registration Statement and the number of securities which all security holders (which have the contractual right to request that their shares be included in such Registration Statement, including the Holders) have requested or otherwise sought to be included in such Registration Statement shall be reduced as necessary pro rata in proportion to the relative number of securities requested or otherwise sought by each such security holder to be included in such Registration Statement until the number of securities to be included in such Registration Statement no longer exceeds the number which can be sold in such offering. If another security holder initiated the registration and the Company wishes to include any of its securities in such Registration Statement, then the number of securities which all security holders (which have the contractual right to request that their shares be included in such Registration Statement, including the Holders) and the Company have requested or otherwise sought to be included in such Registration Statement shall be reduced as necessary pro rata in proportion to the relative number of securities requested or otherwise sought by each such security holder and the Company to be included in such Registration Statement until the number of securities to be included in such Registration Statement no longer exceeds the number which can be sold in such offering. If, as a result of the provisions of this Section 2.04(b), any Holder shall not be entitled to include all Registrable Shares in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Shares in such Registration Statement prior to its effectiveness.

Section 2.05 Additional Rights. The Company shall not grant to any Person other than the Holders the right to request or require the Company to register any Common Stock, or any securities convertible, exchangeable or exercisable for or into Common Stock without the prior written consent of a Majority Interest of the Holders.

Section 2.06 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Shares to the public without registration, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times while the Company is subject to the reporting requirements of the Exchange Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at all times that it is subject to such reporting requirements); and

(c) So long as any Holder owns any Registrable Shares, to furnish to any requesting Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act (at all times that it is subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the requesting Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration (at all times that the Company is subject to the reporting requirements of the Exchange Act).

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ARTICLE III.

REGISTRATION PROCEDURES

Section 3.01 Filings; Information In connection with the registration of Registrable Shares pursuant to Article II hereof:

(a) The Company will use its commercially reasonable efforts to cause the filed Registration Statement to become and remain effective until all shares of Common Stock covered by the Registration Statement are no longer Registrable Shares (the “Effectiveness Period”).

(b) The Company will keep the Selling Holders and their counsel apprised of the status of the registration and shall provide copies of such documents (including drafts of the Registration Statement or Prospectus or any amendments or supplements thereto) as the Selling Holders and their counsel may reasonably request.

(c) The Company will notify the Selling Holders, as soon as practicable after notice thereof is received by the Company, (i) when the Registration Statement or any amendment thereto has been filed or becomes effective and the Prospectus or any amendment or supplement to the Prospectus has been filed, and (ii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(d) After the filing of the Registration Statement, the Company will promptly notify the Selling Holders of any stop order issued, or, to the Company’s knowledge, threatened to be issued, by the Commission and use its commercially reasonable efforts to prevent the entry of such stop order or to remove it if entered.

(e) The Company will prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period, cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement (to the extent such compliance obligations fall on the Company) during such period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement.

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(f) The Company will furnish to each Selling Holder and each Underwriter, if any, without charge, such number of conformed copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any amendments or supplements thereto, as any such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Shares.

(g) The Company will use its commercially reasonable efforts to qualify (or exempt) the Registrable Shares for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Selling Holders or Underwriter, if any, reasonably request; keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period; and do any and all other acts and things which may be reasonably necessary or advisable to enable each Selling Holder to consummate the disposition of the Registrable Shares owned by such Selling Holder in such jurisdictions; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph 3.01(g), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction where it is not then so subject.

(h) The Company will as promptly as practicable notify the Selling Holders and the sole or lead managing Underwriter, if any, at any time when a Prospectus relating to the sale of the Registrable Shares is required by law to be delivered under the Securities Act, of the occurrence of any event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Selling Holders and the sole or lead managing Underwriter, if any, any such supplement or amendment. Upon receipt of any notice of the occurrence of any event of the kind described in the preceding sentence, the Selling Holders will forthwith discontinue the offer and sale of Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until receipt by the Selling Holders of the copies of such supplemented or amended Prospectus and, if so directed by the Company, the Selling Holders will deliver to the Company all copies, other than permanent file copies then in the possession of Selling Holders, of the most recent Prospectus covering such Registrable Shares at the time of receipt of such notice.

(i) The Company shall use commercially reasonable efforts to cause the Registrable Shares included in any Registration Statement to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (B) authorized to be quoted and/or listed (to the extent applicable) on the Nasdaq Capital Market (or any other applicable Nasdaq market), if the Registrable Shares so qualify.

(j) Provided that each such Inspector executes a confidentiality agreement in form and substance reasonably acceptable to the Company, the Company shall make available for inspection by the Selling Holders, any sole or lead managing Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Selling Holders, or any Underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and any subsidiaries thereof as may be in existence at such time as shall be necessary, in the opinion of the Holders’ and such Underwriters’ respective counsel, to enable them to exercise their due diligence responsibility and to conduct a reasonable investigation within the meaning of the Securities Act, and cause the Company’s and any subsidiaries’ or officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspectors in connection with such Registration Statement.

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(k) The Company shall obtain an opinion from its counsel and a “cold comfort” letter from its independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, in each case dated the date of the Prospectus that is part of such Registration Statement (and if such registration involves an Underwritten Shelf Take-Down, dated the date of the closing under the underwriting agreement), in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the sole or lead managing Underwriter, if any, and to a Majority Interest of the Holders, and furnish to the Selling Holders and to each Underwriter, if any, a copy of such opinion and letter addressed to the Selling Holders (in the case of the opinion) and Underwriter (in the case of the opinion and the “cold comfort” letter).

(l) The Company shall provide a CUSIP number, registrar and transfer agent for the Registrable Shares included in any Registration Statement not later than the effective date of such Registration Statement.

(m) The Company shall enter into and perform customary agreements (including, if applicable, an underwriting agreement in customary form) and provide officers’ certificates and other customary closing documents.

(n) The Company shall cooperate with the Selling Holders and the sole or lead managing Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Shares to be sold, and cause such Registrable Shares to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Shares to the Underwriters or, if not an Underwritten Shelf Take-Down, in accordance with the instructions of the Selling Holders at least three (3) business days prior to any sale of Registrable Shares.

(o) The Company shall take all reasonable actions to ensure that any Free Writing Prospectus (as defined in Rule 405 of the Securities Act) utilized in connection with any Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(p) The Company and each Selling Holder shall cooperate in connection with any filings required to be made with FINRA.

(q) The Company shall, during the period when the Prospectus is required to be delivered under the Securities Act, file all documents required to be filed with the Commission pursuant to the Exchange Act in accordance with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(r) Upon the request of the Company, each Selling Holder shall promptly furnish in writing to the Company such information regarding such Selling Holder, the plan of distribution of the Registrable Shares and other information as may be legally required in connection with such registration, and the Selling Holders shall do so as promptly as reasonably practicable.

Section 3.02 Registration Expenses

(a) Except as set forth in Section 3.02(b) below, the Company will pay all expenses incurred in connection with registering the Registrable Shares hereunder, including (i) registration and filing fees with the Commission and the FINRA with respect to registering the Registrable Shares, (ii) fees and expenses incurred in connection with the listing or quotation of the Registrable Shares, (iii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), (iv) printing expenses, (v) fees and expenses of counsel to the Company and independent certified public accountants for the Company (including fees and expenses associated with the special audits or the delivery of comfort letters), (vi) fees and expenses of any additional experts retained by the Company in connection with such registration and (vii) reasonable fees and expenses of not more than one law firm (as selected by a Majority Interest of the Holders included in such registration) incurred by the Selling Holders in connection with such law firm’s review on behalf of the Selling Holders of the Registration Statement and Prospectus under which the Registrable Shares are registered; provided that the Company will not be obligated to incur or reimburse more than $5,000 in fees and expenses described in this clause (vii).

(b) The Selling Holders will pay (i) any and all fees and expenses of counsel to the Holders incurred in connection with registering and reselling the Registrable Shares (for the avoidance of doubt, excluding the fees and expenses to be paid by the Company as specifically provided in Section 3.02(a)(vii) above) and (ii) any expenses of any Underwriters, underwriting discounts or commissions or any broker’s fees or other similar selling fees attributable to the sale of Registrable Shares.

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Section 3.03 Lock-Up Agreements. Each Selling Holder in an Underwritten Shelf Take-Down shall, if requested (pursuant to a written notice) by the managing Underwriter (pursuant to a lock-up agreement in a customary form requested by the managing Underwriter), not effect any public sale or distribution of any Registrable Shares (except as part of such underwritten offering) during the period commencing seven (7) days prior to and continuing for not more than sixty (60) days (or such shorter period as the managing Underwriter may permit) after the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf” Registration Statement) pursuant to which such Underwritten Shelf Take-Down shall be made.

ARTICLE IV.

INDEMNIFICATION AND CONTRIBUTION

Section 4.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Selling Holder and its Affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each Person (if any) which controls a Selling Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, preliminary Prospectus or Prospectus relating to the Registrable Shares (as amended or supplemented from time to time), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus, in light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by or contained in or based upon any information furnished in writing to the Company by or on behalf such Selling Holder or any Underwriter selected by the Holders expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Registrable Shares to the Person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such Prospectus appropriately) or by the Selling Holder’s failure to deliver a copy of the Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished the Selling Holder with copies of the same. Notwithstanding the foregoing, the Company shall have no obligation to indemnify under this Section 4.01 to the extent that any such Losses have been finally determined by a court of competent jurisdiction (which determination has become nonappealable) to have resulted from a Selling Holder’s or an Underwriter’s willful misconduct or gross negligence.

Section 4.02 Indemnification by Holders. The Selling Holders, severally but not jointly, agree to indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company and its Affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each Person (if any) which controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, preliminary Prospectus or Prospectus relating to the Registrable Shares (as amended or supplemented from time to time), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus, in light of the circumstances under which they were made, not misleading, but only insofar as such Losses are caused by or contained in or based upon any information furnished in writing to the Company by or on behalf of a Selling Holder expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Registrable Shares to the Person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such Prospectus appropriately). Notwithstanding the foregoing, the Selling Holders shall have no obligation to indemnify under this Section 4.02 to the extent that any such Losses have been finally determined by a court of competent jurisdiction (which determination has become nonappealable) to have resulted from the Company’s willful misconduct or gross negligence.

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Section 4.03 Conduct of Indemnification Proceedings. In case any claim or proceeding (including any governmental investigation) shall be instituted or threatened involving any Person in respect of which indemnity may be sought pursuant to Section 4.01 or Section 4.02, such Person (the “Indemnified Party”) shall promptly notify the Person against which such indemnity may be sought (the “Indemnifying Party”) in writing (it being understood that the failure to give such notice shall not relieve any Indemnifying Party from any liability which it may have hereunder except to the extent the Indemnifying Party is actually and materially prejudiced by such failure) and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and shall pay the fees and disbursements of such counsel related to such claim or proceeding. If the Indemnifying Party does not elect within fifteen (15) days after receipt of the notice required hereby to assume the defense of any claim or proceeding, the Indemnified Party may assume such defense with counsel of its choice at the cost and expense of the Indemnifying Party. In any such claim or proceeding where the Indemnifying Party has assumed the defense, any Indemnified Party shall have the right to retain its own counsel and participate in, but not control, the defense, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and, in the written opinion of counsel for the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them, in which case the Indemnified Party may retain counsel of its choice, which counsel shall be reasonably satisfactory to the Indemnifying Party, and such counsel may defend the Indemnified Party and its reasonable fees and expenses shall be paid by the Indemnifying Party. It is understood that the Indemnifying Party shall not, in connection with any claim or proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel for each such jurisdiction) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not settle any claim or proceeding without the written consent of the Indemnified Party (not to be unreasonably withheld), unless such settlement (x) requires no remedy, relief or penalty other than the payment of money damages which is to be paid in full by the Indemnifying Party, (y) does not require any Indemnified Party to admit culpability or fault in any respect and (z) contains a full and complete release of the Indemnified Party with respect to all matters arising from the facts giving rise to the underlying claim or proceeding. The Indemnifying Party shall not be liable for any settlement of any claim or proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Loss (to the extent stated above) by reason of such settlement or judgment.

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Section 4.04 Contribution. If the indemnification provided for in this Article IV is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and each Selling Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Selling Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person which was not guilty of such fraudulent misrepresentation.

ARTICLE V.

MISCELLANEOUS

Section 5.01 Participation in Registrations. No Holder may participate in any resale of Registrable Shares contemplated hereunder unless such Holder (a) completes and executes all questionnaires, powers of attorney, custody arrangements, indemnities and other documents reasonably required under the terms of this Agreement, (b) furnishes in writing to the Company such information regarding such Holder, the plan of distribution of the Registrable Shares and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration and (c) sells or otherwise transfers its securities in accordance with the plan of distribution described in the Prospectus covering such sale and delivers a current Prospectus in connection therewith in accordance with the requirements of the Securities Act; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of its Registrable Shares to be sold or transferred free and clear of all liens, claims and encumbrances, (ii) such Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested.

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Section 5.02 Compliance. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act in accordance with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such reporting requirements.

Section 5.03 Termination. The registration rights granted under this Agreement will terminate at such time as there shall no longer be any Registrable Shares.

Section 5.04 Amendments, Waivers, Etc. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of a Majority Interest of the Holders. Any such amendment or waiver shall be binding on all Holders and their respective legal representatives, successors and permitted assigns.

Section 5.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

Section 5.06 Entire Agreement. This Agreement (together with the exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

Section 5.07 Controlling Law; Jurisdiction and Venue. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the law of the State of Delaware, not taking into account any rules of conflicts laws that would cause the application of the laws of any other jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 5.08 Assignment of Registration Rights. Each Holder of Registrable Shares may assign all or any part of its rights under this Agreement to any Person to which such Holder sells, transfers or assigns any of its Registrable Shares, provided that (i) such sale, transfer or assignment is permitted under the terms of Company’s charter, any lockup agreements and all other documents and agreements applicable to such securities, and (ii) such Person agrees in writing to be bound by the provisions of this Agreement by executing and delivering a joinder agreement in the form of Exhibit A hereto. In the event that the Holder shall assign its rights pursuant to this Agreement in connection with the transfer of less than all its Registrable Shares, the Holder shall also retain its rights with respect to its remaining Registrable Shares.

Section 5.09 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or United States Federal court sitting in the Eastern District of Michigan, this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

Section 5.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms; provided, that upon any such declaration by a court of competent jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 5.11 Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by email. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

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To each Initial Holder, to the address(es) set forth under its signature to this Agreement.

To any other Holder: To such address as such Holder designates in the joinder agreement executed by such Holder in the form of Exhibit A hereto.

To the Company:

New Age Beverages Corporation

1700 68th Avenue

Denver, Colorado 90503

Attention: Brent Willis

Email: bwillis@newagebev.us

with a copy (which shall not constitute notice) to:

Bart and Associates, LLC

8400 East Prentice Avenue, Suite 1500

Greenwood Village, Colorado 80111

Attention: Ken Bart

Email: kbart@kennethbartesq.com

All such notices, requests, claims, demands, waivers and other communications shall be deemed to have been given when received (x) if by personal delivery, on the day of such delivery, if on a business day and delivered prior to 5:00 p.m., otherwise on the business day following such delivery, (y) if by mail, next-day or overnight mail or delivery, on the day delivered, if on a business day and delivered prior to 5:00 p.m., otherwise on the business day following such delivery and (z) if by email, on the business day on which such email was received, if prior to 5:00 p.m., otherwise on the business day following such receipt.

Section 5.12 Benefit and Construction. The covenants, agreements and undertakings of each of the Parties hereto are made solely for the benefit of, and may be relied on only by, the other Parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other Person whatsoever. This Agreement shall not be construed more strictly against one Party than against any other Party, merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that each of the Parties has contributed substantially and materially to the preparation of this Agreement

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

New Age Beverages Corporation

By:
Name:
Title:

[Company signature page to Registration Rights Agreement

with New Age Beverages Corporation]

INITIAL HOLDER:
Marley Beverage Company, LLC

By:
Name:
Title:

Notice for addresses:

Marley Beverage Company, LLC
c/o Gary A. Shiffman
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Email: gshiffman@suncommunities.com

with a copy (which shall not constitute notice) to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attention: Arthur A. Weiss
Matthew Murphy
Email:	aweiss@jaffelaw.com
mmurphy@jaffelaw.com

[Initial Holder signature page to Registration Rights Agreement with New Age Beverages Corporation]

INITIAL HOLDER:

[__________________________]

By:
Name:
Title:

Notice for addresses:

Email:

[Initial Holder signature page to Registration Rights Agreement with New Age Beverages Corporation]

Exhibit A

Form of Joinder Agreement

By executing and delivering this Joinder Agreement, the undersigned hereby joins in and agrees to become a party to the Registration Rights Agreement dated as of ____________, 2017 (the “Registration Rights Agreement”), among New Age Beverages Corporation, certain Initial Holders named therein, and any other Holder that has become a party thereto, as if the undersigned was an original signatory to the Registration Rights Agreement. From and after the date hereof the undersigned agrees to be bound by, and shall have all rights and obligations of a Holder under, the Registration Rights Agreement.

All notices, requests, claims, demands, waivers and other communications under the Registration Rights Agreement to the undersigned shall be addressed to:

The undersigned has executed and delivered this Joinder Agreement, effective as of ____________________, 20__.

Holder:

[__________________________]

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE

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